PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
To Prospectus Dated December 15, 2025	Under the Securities Act of 1933 in connection with
Registration Statement No. 333-291262

SRx HEALTH SOLUTIONS, INC.

Up to 2,506,893,959 Shares of Common Stock

Offered by the Selling Stockholder

This prospectus supplement updates and supplements the information contained in the prospectus dated December 15, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-291262), as amended, with the information contained in our Quarterly Report on Form 10-Q which was filed with the Securities and Exchange Commission on February 13, 2026 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale, from time to time, which may be offered by Keystone Capital Partners, LLC (“Keystone”, “Keystone Capital Partners” or the “Selling Stockholder”), or their pledgees, donees, transferees, or other successors in interest, of up to 2,506,893,959 shares of common stock, par value $0.0001 per share (the “Common Stock”), of SRx Health Solutions, Inc., a Delaware corporation (“we,” “our,” the “Company”). The shares of Common Stock being offered by the Selling Stockholder are outstanding or issuable pursuant to the Common Share Purchase Agreement dated July 7, 2025 by and among the Company and the Selling Stockholder, as amended on October 28, 2025 (the “ELOC Purchase Agreement”). See “The Keystone Capital Transaction” for a description of the Purchase Agreement. We may elect, in our sole discretion, to issue and sell such 2,506,893,959 shares of Common Stock (the “Keystone Purchase Shares”) to Keystone, from time to time from and after the Keystone Commencement Date (as defined below) under the ELOC Purchase Agreement. Please refer to “Selling Stockholder” beginning on page 70. Such registration does not mean that Keystone will actually offer or sell any of these shares of Common Stock. We will not receive any proceeds from the sales of the above shares of Common Stock by the Selling Stockholder; however, we will receive proceeds under the Purchase Agreement if we sell shares of Common Stock to the Selling Stockholder.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock is listed on the NYSE American under the symbol “SRXH”. On February 26, 2026, the closing price of our Common Stock was $0.1291 per share.

We are a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements for so long as we remain a smaller reporting company.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of this prospectus and any other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2025

Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number: 001-40477

SRx Health Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-4284557
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 US Highway 1
North Palm Beach, Florida 33408	(212) 896-1254
(Address of Principal Executive Offices) (Zip Code)	(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.001 par value share	SRXH	NYSE American

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files.) Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒	Emerging growth company	☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by a check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares outstanding of each of the registrant’s classes of common stock as of the latest practicable date was: 298,207,684 shares of $0.001 par value common stock outstanding as of February 11, 2026.

SRx Health Solutions Inc.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “should,” “will,” “would,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this report and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including, but not limited to, those summarized below:

●	the impact of damage to or interruption of our information technology systems due to cyber-attacks or other circumstances beyond our control;

●	business interruptions resulting from geopolitical actions, including war and terrorism;

●	our ability to successfully implement our growth strategy;

●	failure to achieve growth or manage anticipated growth;

●	our ability to achieve or maintain profitability;

●	the loss of key members of our senior management team;

●	our ability to generate sufficient cash flow or raise capital on acceptable terms to run our operations, service our debt and make necessary capital expenditures;

●	our dependence on our subsidiaries for payments, advances and transfers of funds due to our holding company status;

●	our ability to successfully develop additional products and services or successfully market and commercialize such products and services;

●	competition in our market;

●	our ability to attract new and retain existing customers, suppliers, distributors or retail partners;

●	allegations that our products cause injury or illness or fail to comply with government regulations;

●	our ability to manage our supply chain effectively;

●	our or our co-manufacturers’ and suppliers’ ability to comply with legal and regulatory requirements;

●	the effect of potential price increases and shortages on the inputs, commodities and ingredients that we require, whether as a result of the continued actual or perceived effects of broader geopolitical and macroeconomic conditions, including the military conflict between Russia and Ukraine;

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●	our ability to develop and maintain our brand and brand reputation;

●	compliance with data privacy rules;

●	our compliance with applicable regulations issued by the U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”), and other federal, state and local regulatory authorities, including those regarding marketing pet food, products and supplements;

●	risk of our products being recalled for a variety of reasons, including product defects, packaging safety and inadequate or inaccurate labeling disclosure;

●	risk of shifting customer demand in relation to raw pet foods, premium kibble and canned pet food products, and failure to respond to such changes in customer taste quickly and effectively; and

●	the other risks identified in this Quarterly Report including, without limitation, Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Part II, Item 1A “Risk Factors” as such factors may updated from time to time in our other public filings.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this report in the context of these risks and uncertainties.

NOTE REGARDING TRADEMARKS

We own or have rights to use the trademarks and trade names that we use in conjunction with the operation of our business. Each trademark or trade name of any other company appearing in this Quarterly Report on Form 10-Q is, to our knowledge, owned by such other company. Solely for convenience, our trademarks and trade names referred to in this Quarterly Report on Form 10-Q may appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

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PART I

ITEM 1.	FINANCIAL STATEMENTS

SRx Health Solutions Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2025	2024
Net sales	$2,807	$—
Cost of goods sold	1,753	—
Gross profit	1,054	—
Operating expenses:
Selling, general and administrative	4,844	—
Total operating expenses	4,844	—
Loss from continuing operations	(3,790)	—
Other expense:
Interest expense, net	1,288	—
Loss on extinguishment of debt	3,064	—
Change in fair value of digital assets	464	—
Other expense	4	—
Total other expense, net	4,820	—
Net loss before income taxes	(8,610)	—
Income tax expense	4	—
Net loss from continuing operations	(8,614)	—
Loss from discontinued operations	—	(3,983)
Net loss	$(8,614)	$(3,983)
Weighted average number of shares outstanding, basic	33,737,015	23,582,701
Weighted average number of shares outstanding, diluted	33,737,015	23,582,701
Loss per share, basic	$(0.26)	$(0.17)
Loss per share, diluted	$(0.26)	$(0.17)

See accompanying notes to the unaudited condensed consolidated financial statements.

5

SRx Health Solutions Inc.

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	December 31, 2025	September 30, 2025
Assets
Current Assets
Cash and cash equivalents	$13,060	$1,309
Accounts receivable, net	3,056	3,945
Inventories, net	1,318	2,078
Prepaid expenses and other current assets	1,403	794
Total Current Assets	18,837	8,126
Non-current Assets
Fixed assets, net	73	88
Right-of-use assets, operating leases	—	20
Digital assets	7,996	—
Other assets	147	168
Total Assets	$27,053	$8,402
Liabilities & Stockholders’ Equity
Current Liabilities
Accounts payable	$1,247	$2,147
Accrued liabilities	1,254	1,375
Operating lease liability, short-term	—	21
Convertible debt, short-term	21,028	—
Total Current Liabilities	23,529	3,543
Non-current Liabilities
Convertible debt, long-term	—	4,452
Total Non-current Liabilities	—	4,452
Total Liabilities	23,529	7,995
Stockholders’ Equity
Common Stock, $0.001 par value, 5,000,000,000 shares authorized, 98,759,805 & 24,915,740 shares issued and outstanding as of December 31, 2025, and September 30, 2025, respectively	102	31
Preferred Stock, $0.001 par value, 4,000,000 shares authorized, 19,035 & zero shares issued and outstanding as of December 31, 2025 and September 30, 2025, respectively	—	—
Additional paid-in capital, common	21,001	23,304
Additional paid-in capital, preferred	13,963	—
Accumulated deficit	(31,542)	(22,928)
Total Stockholders’ Equity	3,524	407
Total Liabilities and Stockholders’ Equity	$27,053	$8,402

See accompanying notes to the unaudited condensed consolidated financial statements.

6

SRx Health Solutions Inc.

Unaudited Condensed Consolidated Statements of Stockholders’ Equity

(Dollars in thousands, except shares)

	Common Stock		Accumulated Other Comprehensive	Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Income	Capital	Deficit	Equity
Balance as of September 30, 2024	22,495,955	$22	$2,399	$12,491	$(70,031)	$(55,119)
Share-based compensation	—	—	—	424	—	$424
Settlement of RSUs	896,484	—	—	(1,924)	—	$(1,924)
Conversion of convertible debt	361,513	—	—	(3,471)	—	$(3,471)
Share issuance	224,056	—	—	—	—	$—
Warrant exercises	77,538	—	—	401	—	$401
Share redemption	(40,324)	—	—	—	—	$—
Equity issued in business combinations	32,962	—	—	—	—	$—
Net loss	—	—	—	—	(3,983)	$(3,983)
Foreign exchange translation adjustment	—	—	—	—	—	$—
Balance as of December 31, 2024	24,048,184	22	2,399	7,921	(74,014)	(63,672)

	Common Stock		Preferred Stock		Additional Paid-In	Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital - Common	Capital - Preferred	Deficit	Equity
Balance as of September 30, 2025	24,915,740	$31	—	$—	$23,304	$—	$(22,928)	$407
Share-based compensation	2,723,691	3	—	—	958	—	—	$961
Exercise of prefunded warrants	2,756,697	—	—	—	—	—	—	$—
Retraction of exchangeable shares and conversion to common stock	7,676	—	—	—	—	—	—	$—
ELOC shares issued	68,356,001	68	—	—	16,026	—	—	$16,094
ELOC Commitment Note	—	—	—	—	(20,000)	—	—	$(20,000)
Issuance of Series A convertible preferred stock and warrants	—	—	19,035	—	1,015	13,963	—	$14,978
Warrants cancelled	—	—	—	—	(302)	—	—	$(302)
Net loss	—	—	—	—	—	—	(8,614)	$(8,614)
Balance as of December 31, 2025	98,759,805	$102	19,035	$—	$21,001	$13,963	$(31,542)	$3,524

See accompanying notes to the unaudited condensed consolidated financial statements.

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SRx Health Solutions Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	Three Months Ended
	December 31,
	2025	2024
Cash Flow from Operating Activities:
Net loss	$(8,614)	$(3,983)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	15	920
Interest expense on lease liability	—	92
Share-based compensation	961	424
Debt discount amortization	1,108	—
Future tax recovery	—	30
Bad debt expense	(9)	—
Income tax provision	4	—
Change in fair value of digital assets	464	—
Loss on settlement of debt	3,064	—
Changes in operating assets and liabilities:
Accounts receivable, net	897	5,520
Inventories, net	760	1,173
Prepaid expenses and other assets	(587)	(39)
Accounts payable	(900)	(2,713)
Accrued liabilities	(85)	—
Other	—	39
Cash (Used in) Provided by Operating Activities	$(2,922)	$1,463

Cash Flow from Investing Activities:
Purchase of digital assets	(8,460)	—
Cash paid for acquisitions, net of assets acquired	—	2,850
Capital expenditures, net of disposals	—	(157)
Purchase of intangible assets, net of disposals	—	(1)
Cash (Used in) Provided by Investing Activities	$(8,460)	$2,692

Cash Flow from Financing Activities:
Proceeds from issuance of common stock	16,094	—
Proceeds from issuance of preferred stock	8,912	—
Repayment of senior debt	—	(4,892)
Repayment of convertible debt	(1,623)	—
Proceeds from share issuance	—	674
Proceeds from short-term borrowings	—	653
Proceeds of loans payable	—	429
Payment of principal portion of lease liabilities	—	(414)
Cash paid for financing costs	(250)	—
Cash Provided by (Used in) Financing Activities	$23,133	$(3,550)

Net cash provided by continuing operations	$11,751	$—
Net cash used in discontinued operations	—	605
Net increase in cash and cash equivalents	11,751	605
Effect of foreign currency translation adjustments	—	(18)
Total cash and cash equivalents, beginning of period	1,309	102
Total cash and cash equivalents, end of period	$13,060	$689
Supplemental schedule of cash flow information:
Cash paid for interest during the period	$—	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

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Notes to the Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Nature of business and summary of significant accounting policies

Nature of the business

SRx Health Solutions, Inc. (formerly Better Choice Company, Inc.) and its subsidiaries are together referred to in these consolidated financial statements as the “Company.”

On April 24, 2025, SRx Health Solutions, Inc., a corporation incorporated under the laws of the Province of Ontario on April 26, 2022 (“SRx Canada” or the “Accounting Acquirer”), consummated a business combination (the “Merger”) with Better Choice Company, Inc., a Delaware corporation (“Better Choice” or the “Legal Acquirer”). In the Merger, 1000994476 Ontario Inc. (“AcquireCo”), an indirect wholly-owned subsidiary of Better Choice, amalgamated with and into SRx Canada, with SRx Canada surviving the amalgamation and continuing its operations under the new legal name SRx Health Solutions (Canada) Inc. (“SRx Canada”), an indirect wholly-owned subsidiary of Better Choice.

In connection with the Merger, Better Choice changed its corporate name to “SRx Health Solutions, Inc.,” and adopted the operations of the Accounting Acquirer as its primary business. As such, SRx Canada is the continuing reporting entity for accounting purposes. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes in the Company’s Annual Report for the year ended September 30, 2025, filed with the SEC on December 5, 2025.

SRx Canada’s registered head office was originally located at 65 Queen Street West, Suite 800, Toronto, Ontario, M5H 2M5. Post the Merger, the Company’s registered head office remained at 801 US Highway 1, North Palm Beach, Florida 33408.

Effective during the year ended September 30, 2025, the Company made the strategic decision to discontinue the operations of its Canadian pharmacy and healthcare services business conducted through SRx Canada. As a result, the SRx healthcare business is classified and presented as a discontinued operation in these consolidated financial statements in accordance with ASC 205-20. Following this discontinuation, the Company’s continuing operations consist solely of its premium pet health and nutrition products segment operated through Halo, Purely for Pets, Inc.

On August 12, 2025, SRx Canada initiated restructuring proceedings under the Companies’ Creditors Arrangement Act (“CCAA”) in Canada. The CCAA filing relates exclusively to the discontinued SRx healthcare business and does not impact the Company’s continuing pet food and pet wellness operations. Additional information regarding the discontinuation of the SRx healthcare segment, related CCAA proceedings, and the associated financial reporting impacts is provided in Note 17 – Discontinued operations.

Halo Spin-Out Distribution

On April 25, 2025, the Company distributed (the “Spin-Out Distribution”) to the Better Choice stockholders of record as of April 23, 2025 (the “Record Stockholders”) one share of Class A Common Stock, par value $0.001, of Halo Spin-Out SPV Inc., a Delaware corporation (“Halo SPV”), for every one share of Better Choice common stock held by the Record Stockholders. Halo SPV held 17% of the issued and outstanding capital stock of Halo, Purely for Pets, Inc. (“Halo”).

The ownership of Halo SPV following the Spin-Out Distribution mirrored the ownership of Better Choice immediately prior to the Merger and the Spin-Out Distribution. As such, the Record Stockholders, who received the Halo SPV shares, are the same ultimate owners who indirectly held Halo prior to the Spin-Out Distribution. Accordingly, the Spin-Out Distribution did not result in a substantive change in ownership of Halo from the perspective of the Company’s consolidated financial statements. In accordance with ASC 810, Consolidation, the Spin-Out Distribution represented a reorganization of ownership interests under common control and was therefore treated as a common control equity reorganization, with transfers of interests accounted for as equity transactions. Halo continues to be fully consolidated, with no change in the Company’s accounting treatment.

On August 21, 2025, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Halo Spin-Out SPV, whereby the Company acquired the 17% interest of Halo previously held by SPV in exchange for the issuance of 4,950,000 shares of the Company’s common stock. Following the transaction, the Company owns 100% of Halo. This transaction is accounted for as an equity transaction and did not result in a change to the Company’s total controlling interest of Halo.

Statement of Compliance

The Company’s condensed consolidated financial statements are prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial reports and accounting principles generally accepted in the U.S.(“GAAP”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended December 31, 2025 are not necessarily indicative of the results that may be expected for any other reporting period.

These consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated in the significant accounting policies. These consolidated financial statements are presented in U.S. dollars and all values are rounded to the nearest thousand ($000), except when otherwise indicated.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes in the Company’s Annual Report for the year ended September 30, 2025, filed with the SEC on December 5, 2025.

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Consolidation

The condensed consolidated financial statements comprise the financial statements of the Company and its wholly owned subsidiaries. When the Company does not own all of the equity in a subsidiary, the non-controlling interest is disclosed as a separate line item in the condensed consolidated statements of financial position and the earnings accruing to non-controlling interest holders are disclosed as a separate line item in the condensed consolidated statements of operations. The financial results of subsidiaries are included in the condensed consolidated financial statements from the date on which control commences, until the date on which control ceases. Intercompany balances and transactions are eliminated upon consolidation. Control is achieved when the Company is exposed to, or has the right to, variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Going concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the ordinary course of business. The Company has historically incurred operating losses and experienced negative operating cash flows; however, management has implemented actions to improve liquidity and operating performance, including cost-reduction initiatives, margin improvement measures, and securing additional financing, as further described in Note 6 – Debt.

After considering these actions and the Company’s cash flow forecasts for the twelve months following the issuance of these consolidated financial statements, management believes the Company will have sufficient liquidity to meet its obligations as they become due. Accordingly, management has determined that there are no material uncertainties that cast doubt on the Company’s going concern status, and management has a reasonable expectation that the Company has adequate resources to continue in operational existence beyond December 31, 2025, and the condensed consolidated financial statements continue to be prepared using the going concern assumption.

Fiscal, Regulation and Other Federal Policies

Significant changes in, and uncertainty with respect to, legislation, regulation, government policy and economic conditions could adversely affect the Company’s business. Specific legislative and regulatory proposals that could have a material impact on the Company include, but are not limited to, modifications to international trade policy (such as tariffs); public company reporting requirements; and environmental regulation.

The Company cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. Accordingly, it is difficult to predict how such actions may impact the Company’s business, or the business or habits of its customers. The Company’s business operations, as well as the businesses of its customers on which it is substantially dependent, are located in countries at risk for escalating trade disputes, including the U.S. Any resulting trade wars could have a significant adverse effect on world trade and could adversely impact the Company’s consolidated financial condition, results of operations and cash flows.

Use of estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.

In the opinion of management, the condensed consolidated financial statements contain all adjustments necessary for a fair statement of the results of operations for the three months ended December 31, 2025 and 2024, the financial position as of December 31, 2025 and September 30, 2025 and the cash flows for the three months ended December 31, 2025 and 2024.

Summary of significant accounting policies

For additional information, please refer to the most recently filed Annual Report regarding the Company’s summary of significant accounting policies.

Cash and cash equivalents

Cash and cash equivalents include demand deposits held with banks and highly liquid investments with original maturities of ninety days or less at acquisition date. Cash and cash equivalents are stated at cost, which approximates fair value because of the short-term nature of these instruments.

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Accounts receivable and allowance for credit losses

Accounts receivable consist of unpaid buyer invoices from the Company’s customers and credit card payments receivable from third-party credit card processing companies. Accounts receivable is stated at the amount billed to customers, net of point of sale and cash discounts. The Company assesses the collectability of all receivables on an ongoing basis by considering its historical credit loss experience, current economic conditions, and other relevant factors. Based on this analysis, an allowance for credit losses is recorded, and the provision is included within SG&A expense. The Company recorded approximately zero and $0.1 million allowance for credit losses for the three months ended December 31, 2025 and year ended September 30, 2025.

Inventories

Inventories, consisting of finished goods available for sale as well as packaging materials, are valued using the first-in first-out (“FIFO”) method and are recorded at the lower of cost or net realizable value. Cost is determined on a standard cost basis and includes the purchase price, as well as inbound freight costs and packaging costs. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling expenses. Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage, shrinkage, or declining selling prices. Write-downs to inventory are non-reversible even when circumstances that previously caused inventories to be written down below cost no longer exist. The Company records consideration received from suppliers as a reduction to the cost of inventory. These amounts are recognized in cost of sales when the associated inventory is sold.

This policy applies to inventories held in continuing operations. Inventories related to the discontinued Health Solutions segment, previously consisting of SRx Canada pharmacy operations, are classified as assets of discontinued operations and are disclosed separately in Note 17 – Discontinued operations.

Digital Assets

Pursuant to ASU 2023-08, Intangibles — Goodwill and Other — Crypto Assets: Accounting for and Disclosure of Crypto Assets, codified into ASC subtopic 350-60, in-scope crypto assets are required to be measured at fair value in the statement of financial position, with gains and losses from changes in the fair value of such crypto assets recognized in net income each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of the standard.

Based on the above, the Company has adopted ASU 2023-08 for Q1 2026. Cryptocurrency holdings are classified as digital assets under ASC 350-60 and measured at fair value, with changes in fair value of digital assets recognized in net income. No adjustments or reclassifications are required for the quarter. Under ASU 2023-08, impairment analysis is no longer required. Change in fair value of digital assets are instead recorded in net income each period.

The Company determines the fair value of its digital assets in accordance with ASC 820, using quoted (unadjusted) prices in active markets on the Coinbase exchange, which the Company has identified as its principal market. Because valuation is based on observable quoted prices, digital assets are classified within Level 1 of the fair value hierarchy.

Fixed Assets

Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, and depreciation expense is included within SG&A expense. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of fixed assets that are retired or otherwise disposed of and the related accumulated depreciation are removed from the fixed asset accounts in the year of disposal and the resulting gain or loss is included in SG&A expense.

The Company assesses potential impairments of its fixed assets whenever events or changes in circumstances indicate that the asset’s carrying value may not be recoverable. An impairment charge would be recognized when the carrying amount of the identified asset grouping exceeds its fair value and is not recoverable, which would occur if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the identified asset grouping.

Convertible Debt

The Company accounts for convertible debt instruments in accordance with ASC 470, Debt, and ASU 2020-06, which eliminated the requirement to separately account for embedded conversion features as equity when certain criteria are met. As such, convertible debt instruments that do not require separate derivative accounting under ASC 815 are accounted for entirely as liabilities and recorded at amortized cost. Debt issuance costs are capitalized and amortized to interest expense over the term of the instrument using the effective interest method. Upon conversion, the carrying amount of the debt is reclassified to equity with no gain or loss recognized. If a convertible instrument contains an embedded feature that does not qualify for the equity scope exception, it is accounted for separately as a derivative liability at fair value with changes recognized in earnings.

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Preferred Stock

The Company classifies its Series A convertible preferred stock as temporary or permanent equity based on the specific terms and conditions of the instrument and the guidance in ASC 480 and ASC 815. The Company evaluates embedded features, including conversion and redemption provisions, to determine whether such features require bifurcation as derivative liabilities or affect equity classification. Issuance proceeds are allocated to the preferred stock and any freestanding equity-classified instruments based on their relative fair values.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statement of operations. The Pre-Funded and Representative Warrants (as defined in Note 9) are equity classified.

Income taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statements and tax bases of assets and liabilities and for loss and credit carryforwards using enacted tax rates anticipated to be in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of the three months ended December 31, 2025 and year ended September 30, 2025, the Company does not have any significant uncertain income tax positions. If incurred, the Company would classify interest and penalties on uncertain tax positions as income tax expense.

The Company was incorporated on May 6, 2019. Prior to this date, the Company operated as a flow through entity for state and U.S. federal tax purposes. The Company files a U.S. federal and state income tax return, including for its wholly owned subsidiaries.

Revenue

The Company generates revenue primarily from the sale of consumer products, including dry food, wet food, treats, and other premium pet products. Revenue is recognized in accordance with ASC 606, Revenue from Contracts with Customers, when control of the promised goods is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods.

The Company has concluded that it acts as the principal in its revenue arrangements, as it controls the goods before they are transferred to the customer. The Company does not have material financing components or significant variable consideration in its customer contracts.

Revenue from product sales is recognized when the products are shipped to the customer, which is the point at which control has transferred. Amounts billed and due from customers are recorded as accounts receivable. The Company provides for estimated sales returns and allowances, which are not material. Trade incentives, including customer pricing allowances, merchandising funds, and point-of-sale discounts, are recognized as reductions to revenue based on historical experience, estimated redemption rates, and management’s judgment.

Revenues from services formerly provided by the Health Solutions segment, including specialty healthcare services from SRx Canada, are presented as discontinued operations and are excluded from continuing operations.

The accounting policies for revenue recognition in the Consumer Products segment are consistent with those described above and in the accompanying consolidated financial statements.

Cost of goods sold

Cost of goods sold consists primarily of the cost of product obtained from co-manufacturers, packaging materials, freight costs for shipping inventory to the warehouse, as well as third-party warehouse and order fulfillment costs.

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Advertising

The Company charges advertising costs to expense as incurred and such charges are included in selling, general and administrative (“SG&A”) expense. The Company’s advertising expenses consist primarily of online advertising, search costs, email advertising and radio advertising. In addition, the Company reimburses its customers and third parties for in store activities and records these costs as advertising expenses. Advertising costs were $0.5 million for the three months ended December 31, 2025.

Share-based compensation

Share-based compensation awards are measured at their estimated fair value on each respective grant date. The Company recognizes share-based payment expenses over the requisite service period. The Company’s share-based compensation awards are subject only to service based vesting conditions. Pursuant to ASC 718-10-35-8, the Company recognizes compensation cost for stock awards with only service conditions that have a graded vesting schedule on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Forfeitures are recognized as they occur.

Share repurchases

In April 2024, the Company’s board of directors authorized and approved a stock repurchase plan (the “Repurchase Plan”) for up to $5.0 million of the currently outstanding shares of the Company’s common stock through December 31, 2024. Repurchased shares are immediately retired and returned to unissued status. On April 17, 2025, the Repurchase Plan was reinstated and authorization increased to $6.5 million. During the three months ended December 31, 2025, no shares were repurchased.

Operating leases

The Company determines if a contract or arrangement meets the definition of a lease at inception. The Company has elected to make the accounting policy election for short-term leases. For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of lease payments over the term. Lease renewal options are only included in the measurement if the Company is reasonably certain to exercise the optional renewals. Any variable lease costs, other than those dependent upon an index or rate, are expensed as incurred. If a lease does not provide a readily available implicit rate, the Company estimates the incremental borrowing discount rate based on information available at lease commencement.

The Company’s only remaining operating lease as of December 31, 2025 relates to office space. There are no material residual value guarantees or material restrictive covenants.

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy uses a framework which requires categorizing assets and liabilities into one of three levels based on the inputs used in valuing the asset or liability.

Level 1 inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities.

Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3 inputs include unobservable inputs that are supported by little, infrequent or no market activity and reflect management’s own assumptions about inputs used in pricing the asset or liability.

Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s financial instruments recognized on the Consolidated Balance Sheets consist of cash and cash equivalents, trade accounts receivable, digital assets, accounts payable, term loan, line of credit, convertible debt, due to/from related parties, accrued liabilities and other liabilities.

Fair value measurements of non-financial assets and non-financial liabilities reflect Level 3 inputs and are primarily used to measure the estimated fair values of goodwill, other intangible assets and long-lived assets impairment analyses.

Basic and diluted loss per share

Basic and diluted loss per share has been determined by dividing the net loss available to common stockholders for the applicable period by the basic and diluted weighted average number of shares outstanding, respectively. Common stock equivalents are excluded from the computation of diluted weighted average shares outstanding when their effect is anti-dilutive.

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Segment information

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the Company’s Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has determined that its Board of Directors functions as the CODM.

As of September 30, 2025, the Company reports a single reportable segment, Consumer Products, which includes the legacy Halo pet food business. This segment operates primarily in the United States and includes dry food, wet food, treats, and other premium pet products. The Health Solutions operations, previously reported as a separate segment, have been classified as discontinued operations as further described in Note 17 – Discontinued operations.

The Consumer Products segment reflects the Company’s internal management structure and is evaluated by the CODM based on its operational model, customer base, and economic characteristics. The accounting policies of the segment are consistent with those described in the accompanying consolidated financial statements. See Note 14 – Segment information.

Discontinued Operations

The Company classifies a component of its business as a discontinued operation when the operations and cash flows of the component can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company, and the component represents a strategic shift that will have a major effect on the Company’s operations and financial results.

Upon classification as a discontinued operation, the results of operations, cash flows, and related assets and liabilities of the component are presented separately in the consolidated financial statements for all periods presented in accordance with ASC 205-20, Presentation of Financial Statements – Discontinued Operations. Gains or losses on the disposal of discontinued operations, including any adjustments to reflect the fair value less costs to sell of net assets, are recognized in the period in which the disposal occurs.

The Company assesses whether any of the assets or liabilities of the discontinued operation are impaired at the date of classification and recognizes any required adjustments in the consolidated financial statements. Subsequent changes in estimates or outcomes related to discontinued operations are recognized in the period of the change.

New Accounting Standards

Recently adopted

In December 2023, the FASB issued ASU 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which establishes accounting guidance for crypto assets that meet specified criteria, including that they are (i) intangible, (ii) created or reside on a distributed ledger, (iii) secured through cryptography, and (iv) fungible. The cryptocurrency, Coinbase, acquired by the Company during the three months ended December 31, 2025 meets these criteria. ASU 2023-08 is effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. The Company adopted the standard for the three months ended December 31, 2025. As a result of the adoption, the Company did not have a cumulative-effect adjustment as the Company did not have any Crypto Assets prior to January 1, 2025. In the three months ended December 31, 2025, the digital assets are recognized at fair value.

Recently issued accounting pronouncements not yet effective

In November 2024, the FASB issued Accounting Standards Update 2024-03 (“ASU 2024-03”), Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosure (Subtopic 220-40): update required disclosure of specified information about certain costs and expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026. The Company has not early adopted this standard. The Company is currently evaluating the impact of the adoption of this amendment.

In July 2025, the Financial Accounting Standards Board issued Accounting Standards Update 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets. The objective of this update is to reduce the cost and complexity of applying the current expected credit loss model (CECL) to short-term accounts receivable and contract assets. ASU 2025-05 addresses these challenges by introducing a practical expedient that allows entities to assume that current conditions as of the balance sheet date do not change over the remaining life of the asset. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect that adoption of this amendment will have a material impact on its condensed consolidated financial statements and disclosures.

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Note 2 – Revenue

The Company records revenue net of discounts, which primarily consist of trade promotions, certain customer allowances and early pay discounts.

Revenue channels

The Company groups its revenue channels into three categories: Digital, which includes the sale of product to online retailers such as Amazon and Chewy, as well as Brick & Mortar, which primarily includes the sale of product to Pet Specialty retailers, independent pet stores, and regional distributors; and International, which includes the sale of product to foreign distribution partners and to select international retailers (transacted in U.S. dollars).

Information about the Company’s net sales by revenue channel is as follows (in thousands):

	Three months ended December 31,
	2025		2024
Digital (1)	$2,583	92%	$—	—%
International (2)	124	4%	—	—%
Brick & Mortar (3)	100	4%	—	—%
Net Sales (4)	$2,807	100%	$—	—%

(1)	The Company’s Digital channel includes two wholesale customers that amounted to greater than 10% of the Company’s total net sales for the three months ended December 31, 2025.

(2)	None of the Company’s International customers represented greater than 10% of net sales for the three months ended December 31, 2025.

(3)	None of the Company’s Brick & Mortar customers represented greater than 10% of net sales for the three months ended December 31, 2025.

(4)	Prior period amounts have not been presented, as the Company’s prior year operations primarily related to SRX Canada, which has since been deconsolidated and is presented as discontinued operations. Accordingly, the results for the three months ended December 31, 2025 and the year ended September 30, 2025, reflect only the continuing operations of BTTR and Halo and are not comparable to prior periods.

Note 3 - Inventories

Inventories are summarized as follows (in thousands):

	December 31, 2025	September 30, 2025
Food, treats and supplements	$697	$1,536
Inventory packaging and supplies	621	542
Total (1)	$1,318	$2,078

Note 4 – Digital assets

The Company holds certain digital assets that meet the definition of crypto assets under with ASC 350, Intangibles—Goodwill and Other, as amended by ASU 2023-08, Accounting for and Disclosure of Crypto Assets. Under ASU 2023-08, qualifying crypto assets are required to be measured at fair value in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in net income in each reporting period.

To qualify for this guidance, a crypto asset must be (i) intangible in nature, (ii) created or reside on a distributed ledger based on blockchain or similar technology, (iii) secured through cryptography, (iv) fungible, and (v) not provide the asset holder with enforceable rights to underlying goods, services, or other assets. All digital assets held by the Company during the period met these criteria and are accounted for in accordance with ASU 2023-08.

As of December 31, 2025, the Company held the following crypto assets (dollars in thousands):

	Quantity	Cost Basis	Market Value
Ethereum	1,286	$4,037	$3,840
Bitcoin	43	4,006	3,826
Other *	1,039,113	416	330
Total		$8,459	$7,996

*	Other crypto assets consist of tokens such as Akash Network, Centrifuge, Filecoin, Injective Protocol, Chainlink, Maker, Pyth Network, Bittensor, and Celestia, each of which individually represents an immaterial portion of the Company’s total digital asset holdings as of December 31, 2025.

The Company measures its digital assets at fair value at each reporting period in accordance with ASC 820. Because active markets exist for the Company’s digital assets, and unadjusted quoted prices are available, the Company uses Level 1 inputs for valuation. The Company determines fair value based on quoted prices on Coinbase exchange, which the Company has identified as its principal market for its digital assets. Digital assets are recorded at fair value on the condensed consolidated balance sheet within Digital Assets and changes in fair value are recognized as incurred and recorded in “Change in fair value of digital assets” within the condensed consolidated statements of operations.

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The following table summarizes the Company’s digital asset purchases and unrealized gains (losses) on digital assets for the period.

Three Months Ended December 31, 2025
Beginning balance of digital assets	$—
Purchases	8,460
Change in fair value	(464)
Digital assets, fair value	$7,996

A portion of the Company’s assets is concentrated in digital assets. The holding of digital assets exposes the Company to significant legal, commercial, regulatory, and technological uncertainties. Crypto-asset markets have historically exhibited extreme price volatility. A substantial decline in the fair value of these assets could adversely affect the Company’s financial condition and results of operations.

Digital assets do not generate cash flows and incur custodial fees, transaction fees, and other costs. The Company also faces counterparty risk related to its digital asset custodian, and cybersecurity risk, including the risk of loss due to hacking, security breaches, technological failures, and other cyber threats associated with blockchain networks and digital wallets.

The Company’s digital assets are secured by private cryptographic keys. Loss, theft, or destruction of these keys may result in the permanent loss of some or all of the Company’s digital assets, which could materially and adversely impact the Company’s financial condition and operating results.

Additionally, the regulatory environment for digital assets continues to evolve. Future legislative or regulatory actions, changes in accounting standards, or shifts in enforcement priorities could impact the Company’s ability to hold, transfer, or dispose of digital assets, or could require changes to financial reporting or compliance practices.

Note 5 - Fixed assets

Fixed assets consist of the following (in thousands):

	Estimated Useful Life	December 31, 2025	September 30, 2025
Equipment	2 - 5 years	$124	$124
Furniture and fixtures	2 - 5 years	214	214
Computer software	2 - 3 years	202	202
Total property and equipment		540	540
Accumulated depreciation		(467)	(452)
Net property and equipment		$73	$88

Depreciation expense was $0.01 million for the three months ended December 31, 2025.

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Note 6 – Debt

ELOC Commitment Note

On October 28, 2025, the Company issued a convertible promissory note related to its common stock purchase agreement entered into in July 2025 with an aggregate principal amount of $20.0 million (the “ELOC Commitment Note”). The ELOC Commitment Note bears interest at 5% per annum, payable at maturity, and matures on July 17, 2026, subject to acceleration upon certain events of default. They were issued at an original issue discount and are secured by substantially all of the Company’s U.S. assets and certain equity interests in its subsidiaries pursuant to a Security and Pledge Agreement.

The accredited investor of the ELOC Commitment Note bears the option, at its sole discretion and upon timely notice, to convert all or a portion of the unpaid principal and accrued interest into the Company’s common stock at a conversion price equal to the lesser of (i) a 20% discount to the lowest intraday sale price of the common stock on the execution date of the agreement, or (ii) a 20% discount to the lowest intraday sale price of the common stock during the 20 trading days preceding the conversion notice, subject to customary adjustments. The Company evaluated this conversion feature under ASC 815-40 and concluded that it does not meet the criteria for equity classification. Accordingly, this feature was bifurcated and accounted for as a derivative liability under ASC 815. Additionally, because the ELOC Commitment Note was not issued at a substantial premium, no beneficial conversion feature was recorded under ASC 470-20. No cash proceeds were received as the ELOC Commitment Note represented 2% of the $1.0 billion committed capital under the common stock purchase agreement (“ELOC”). The note was issued as consideration for the investor’s capital commitment under the ELOC and, as such, the related amount was recorded as an ELOC commitment cost and reflected as a reduction of additional paid-in capital.

The table below summarizes the components used to determine the initial carrying amount of the ELOC Commitment Note as of October 28, 2025 (in thousands):

Amount
Principal amount	$20,000
Less: original issue discount	(5,000)
Add: fair value of derivative liabilities	5,000
Initial carrying amount of the ELOC Commitment Note at October 28, 2025	$20,000

The carrying amount of the ELOC Commitment Note as of December 31, 2025 is summarized below (in thousands):

Amount
Initial carrying amount	$20,000
Add: amortization of debt discount	1,028
Add: change in fair value of derivative liabilities	—
Carrying amount of the ELOC Commitment Note at December 31, 2025	$21,028

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July 2025 convertible notes

On July 7, 2025, the Company issued senior secured convertible notes with an aggregate principal amount of $7.65 million (the “July 2025 Notes”). The July 2025 Notes bear interest at 8% per annum, payable quarterly in cash, and mature on July 8, 2027, subject to acceleration upon certain events of default. The July 2025 Notes were issued at an original issue discount and are secured by substantially all of the Company’s U.S. assets, as well as certain equity interests in its subsidiaries, pursuant to a Security and Pledge Agreement.

The primary conversion feature within the July 2025 Notes provides the holders the right to convert the principal amount into the Company’s common stock at a fixed conversion price of $0.6274 per share, subject to customary anti-dilution adjustments.

The Company evaluated this conversion feature under ASC 815-40 and concluded that it meets the criteria for equity classification. Accordingly, the conversion feature was not bifurcated from the host debt instrument and no derivative liability was recognized. In addition, because the July 2025 Notes were not issued at a substantial premium, no beneficial conversion feature was recorded under ASC 470-20.

Certain other provisions contained within the July 2025 Notes allow the holder, upon the occurrence of defined triggering events, to convert the debt into common stock at 120 - 125% of the outstanding debt value through maturity. These contingent conversion features do not meet the criteria for equity classification and were therefore bifurcated and accounted for as derivative liabilities under ASC 815.

The table below summarizes the components used to determine the initial carrying amount of the July 2025 Notes as of July 7, 2025 (in thousands):

Amount
Principal amount	$7,650
Less: original issue discount	(2,118)
Less: issuance costs	(139)
Add: fair value of derivative liabilities	298
Initial carrying amount of the July 2025 Notes at July 7, 2025	$5,691

The carrying amount of the July 2025 Notes as of September 30, 2025 is summarized below (in thousands):

Amount
Initial carrying amount	$5,691
Less: cash payments on convertible debt	(1,526)
Add: amortization of debt discount and issuance costs	287
Add: change in fair value of derivative liabilities	—
Carrying amount of the July 2025 Notes at September 30, 2025	$4,452

The carrying amount of the July 2025 Notes as of December 31, 2025 is summarized below (in thousands):

Amount
Initial carrying amount	$4,452
Less: settlement of July 2025 Notes	(4,452)
Carrying amount of the July 2025 Notes at December 31, 2025	$—

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In connection with issuing the July 2025 Notes, the Company executed a Securities Purchase Agreement that also included 21,338,062 warrants to purchase common stock and a registration rights agreement covering the underlying shares (see Note 9 – Warrants and other equity related instruments). A portion of the proceeds was allocated to the warrants based on their relative fair value.

After deducting the original issue discount, issuance costs, fair value of warrants, and the fair value of derivative liabilities, the Company received net proceeds of approximately $6.1 million, which have been used for general corporate purposes and working capital.

In October 2025, the Company settled its outstanding July 2025 Notes with the note holders through a settlement agreement, under which the notes, along with all accrued interest and related derivative liabilities, were fully settled and extinguished. As a result, the Company recognized a loss on extinguishment of debt of $3.1 million during the three months ended December 31, 2025.

Note 7 – Fair value measurements

Fair value hierarchy Levels 1 to 3 are based on the degree to which the fair value is observable:

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3 fair value measurement are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company has assessed that the fair value of cash, trade and other receivables, digital assets, and trade and other payables approximate their carrying amounts largely due to the short-term maturities of these instruments.

The carrying amount of the Company’s borrowings are considered to be the same as their fair values, as the terms of the Company’s borrowings are considered to be consistent with the commercial terms prevalent for similar loans. The Company has classified its derivative liability as a Level 3 financial instrument due to the use of unobservable inputs in its valuation.

The Company has no financial instruments classified as Level 2.

Financial risk management

The Company’s activities expose it to a variety of financial risks: credit risk, liquidity risk and market risk (primarily interest rate risk). Risk management is carried out by the Company by identifying and evaluating the financial risks inherent within its operations. The Company’s overall risk management activities seek to minimize potential adverse effects on the Company’s financial performance.

Liquidity risk

The Company is exposed to liquidity risk related to its financial liabilities, including trade payables, short-term borrowings, and convertible debt. Management monitors liquidity through cash flow forecasts and maintains access to credit facilities.

The following table summarizes the contractual maturities of the Company’s financial liabilities (including principal and interest) on an undiscounted basis:

	Year 1	Year 2	Year 3	Year 4	Year 5 and over	Total
Convertible debentures	21,000	—	—	—	—	21,000
Trade and other payables	1,247	—	—	—	—	1,247
Total	$22,247	$—	$—	$—	$—	$22,247

As of December 31, 2025 and September 30, 2025, the Company has no financial instruments requiring fair value measurement disclosures that differ from their carrying amounts; accordingly.

Note 8 – Commitments and contingencies

The Company has manufacturing agreements with its vendors that provides for the company to make its commercial best efforts to purchase minimum quantities in the ordinary course of business. The Company had no material purchase obligations as of December 31, 2025 or September 30, 2025.

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The Company may be involved in legal proceedings, claims, and regulatory, tax, or government inquiries and investigations that arise in the ordinary course of business resulting in loss contingencies. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred and are recorded in SG&A expenses. The Company does not accrue for contingent losses that are considered to be reasonably possible, but not probable; however, the Company discloses the range of such reasonably possible losses. Loss contingencies considered remote are generally not disclosed.

Litigation is subject to numerous uncertainties and the outcome of individual claims and contingencies is not predictable. It is possible that some legal matters for which reserves have or have not been established could result in an unfavorable outcome for the Company and any such unfavorable outcome could be of a material nature or have a material adverse effect on the Company’s consolidated financial condition, results of operations and cash flows. Management is not aware of any claims or lawsuits that may have a material adverse effect on the consolidated financial position or results of operations of the Company.

Discontinued operations

Certain legal matters, claims, and purchase obligations related to SRx Canada, which is classified as discontinued operations, are presented in Note 17 – Discontinued operations. These matters are subject to the same accounting policies as described above. Management does not expect any such matters to have a material impact on the results of continuing operations; however, they could affect the financial results of the discontinued operations segment.

Note 9 – Warrants and other equity related instruments

Convertible Note and Warrant Financing

On July 7, 2025, in connection with a financing transaction described in Note 6 – Debt, the Company issued senior secured convertible notes with an aggregate principal amount of $7.65 million and, in conjunction with that issuance, granted investors warrants to purchase 21,338,062 common shares. The notes are convertible at the option of the holders into common stock at a conversion price of $0.6274 per share, subject to customary anti-dilution adjustments.

The warrants issued as part of the financing are exercisable for 21,338,062 common shares at an exercise price of $0.6274 per share and expire three years from the issuance date. The Company evaluated the warrants under ASC 815 and ASC 480 and determined that they are equity-classified, and they were initially measured at their relative fair value of $0.4 million using the Black-Scholes option pricing model based on appropriate valuation assumptions.

In connection with the financing, the Company also entered into a registration rights agreement requiring it to register for resale the common shares issuable upon conversion of the notes and exercise of the warrants.

Equity warrants

The fair value of warrants issued is based on the market price of the Company’s common shares on the issue date. All unexercised warrants outstanding at SRx Canada expired prior to the Merger.

The following table summarizes the continuity of the Company’s warrants. Note all pre-merger warrants listed below have been presented to reflect the legal acquirer’s capital structure:

	Warrants #	Weighted Average Exercise Price
Warrants outstanding on September 30, 2025	24,413,104	$2.42
Issued	85,413,476	0.39
Exercised	(2,756,697)	—
Expired	(18,437,511)	0.34
Warrants outstanding as of December 31, 2025	88,632,372	0.91

On April 24, 2025, the Company issued to a single investor a combination of 1,280,000 shares of common stock, and 2,756,697 pre-funded warrants to purchase Company Common Stock at a price of $2.18 per share, or $8.8 million in the aggregate, in a private placement transaction. No additional consideration is required to be paid to exercise the warrants and the warrant does not expire until conversion. The transaction was accounted for as an equity issuance because the number of common shares issuable upon exercise of the warrant is fixed. As of December 31, 2025, all of these pre-funded warrants were exercised and no longer outstanding.

In October 2025, the Company entered into a securities purchase agreement with accredited investors to issue Series A convertible preferred stock and warrants for aggregate proceeds of up to $30.5 million. On October 31, 2025, the Company completed an initial closing, issuing 19,035 shares of Series A preferred stock and 85,413,476 warrants for proceeds of approximately $15.2 million, consisting of $8.6 million of cash proceeds, net of $0.25 in closing costs, cancellation of $5.0 million principal outstanding of July 2025 convertible notes at a 25% cancellation premium, and issuance of 85.4 million warrants. As of December 31, 2025, all of these warrants remain outstanding.

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Note 10 – Share-based compensation

In connection with the Merger completed on April 24, 2025, the Company has adopted the Legal Acquirer’s Amended and Restated 2019 Incentive Award Plan (the “Amended 2019 Plan”). As of December 31, 2025, the maximum number of shares authorized for issuance under the Amended 2019 Plan was 1,928,023. Not more than 34,091 shares may be issued pursuant to Incentive Stock Options under the Amended 2019 Plan, which is included within the total authorized shares described above. Refer to Management’s Discussion and Analysis for more information.

Awards are measured at grant date fair value in accordance with ASC 718, and compensation expense is recognized over the vesting period on a grade vesting basis.

During the three months ended December 31, 2025, the Company recognized $1.0 million of share-based compensation expense related to awards granted subsequent to the Merger.

The fair value of RSUs granted is based on the market price of the Company’s common shares on the grant date. The following table summarizes the continuity of the Company’s RSUs:

RSUs #
RSUs outstanding on September 30, 2025	—
Issued	2,723,691
Vested	(2,723,691)
Forfeited and cancelled	—
RSUs outstanding on December 31, 2025	—

Stock options

The following table provides detail of the options granted and outstanding:

Options #
Options outstanding on September 30, 2025	39,732
Issued	1,136
Expired	—
Forfeited and cancelled	—
Options outstanding on December 31, 2025	40,868

Shares issued to related parties

During the period from October through December 2025, the Company issued an aggregate of 2,723,691 shares of restricted common stock to certain directors, officers, employees, and former employees of the Company as performance or service-based compensation.

On October 1, 2025, the Company issued 312,500 shares of restricted common stock to certain directors at a weighted average grant price of $0.32 per share. These awards were immediately vested.

On November 10, 2025, the Company issued 476,191 shares of restricted common stock to certain directors at a weighted average grant price of $0.21 per share. These awards were immediately vested.

On December 3, 2025, the Company issued 1,935,000 shares of restricted common stock to certain directors, officers, and employees as performance bonus compensation. The restricted stock awards were immediately vested, with a weighted average grant price of $0.39 per share.

Additionally, between October and December 2025, the Company issued 7,676 shares of common stock pursuant to the retraction of shareholders’ exchangeable shares, which converted into shares of common stock. These shareholders were former employees and shareholders of SRx Canada that initially received exchangeable shares in connection with the Merger.

The fair value of these awards was determined at the grant date and recognized as compensation expense in the condensed consolidated Statement of Operations in accordance with ASC 718.

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Note 11 – Employee benefit plans

The Company has a qualified defined contribution 401(k) plan, which covers substantially all of its employees. Participants are entitled to make pre-tax and/or Roth post-tax contributions up to the annual maximums established by the Internal Revenue Service. The Company matches participant contributions pursuant to the terms of the plan, which contributions are limited to a percentage of the participant’s eligible compensation. The Company made contributions related to the plan and recognized expense of less than $0.1 million during the three months ended December 31, 2025.

Note 12 – Related party transactions

Related Party Loans and Balances

As of December 31, 2025, the Company had outstanding convertible promissory notes held by certain members of the Board of Directors totaling $0.5 million. The notes bear interest at 8% per annum and are convertible into the Company’s common stock at the holders’ option subject to the terms of the agreements or upon the occurrence of defined triggering events. Refer to Note 6 – Debt for more information. All terms of the notes are consistent with those offered to other investors.

For the three months ended December 31, 2025, the Company’s continuing operations incurred approximately $0.6 million in director fees. Directors fees are included in general and administrative expenses in the consolidated statements of operations. These fees were paid to members of the Board of Directors in their capacity as directors and constitute related-party transactions.

During the three months ended December 31, 2025, the Company issued to its directors and executive officers an aggregate of $1.0 million in share-based compensation.

During the three months ended December 31, 2025, the Company paid its executive officers an aggregate of $0.6 million in compensation pursuant to their signed employment arrangements. Other than this compensation, the Company had no related-party transactions with executive officers.

As of December 31, 2025 and September 30, 2025 there were no other related party loans or receivables outstanding for any shareholder with greater than 10% ownership, and the Company does not intend to enter into similar related party lending arrangements in the future.

Governance and controls

The Company has adopted a formal Related Party Transaction Policy to ensure appropriate oversight of any future transactions with related parties. All related party transactions are subject to review and approval by the Audit Committee of the Board of Directors, in accordance with SEC Regulation S-K Item 404 and the Company’s internal policies.

Note 13 – Income taxes

For the three months ended December 31, 2025, the Company recorded an income tax provision of less than $0.01 million. For the three months ended December 31, 2025, the Company’s effective tax rate was less than 1%, respectively. The Company’s effective tax rate differs from the U.S. federal statutory rate of 21% primarily because the Company’s net operating losses (“NOLs”) included in deferred tax assets have been fully offset by a valuation allowance due to uncertainty of realizing the tax benefit of NOLs for the three months ended December 31, 2025.

The income tax provision for the quarter primarily relates to state minimum and franchise taxes, as well as discrete items recorded during the period. The Company will continue to assess the realizability of its deferred tax assets each reporting period based on available positive and negative evidence.

Note 14 – Segment information

As of December 31, 2025 and September 30, 2025, the Company reports one continuing operating segment, Consumer Products, following the classification of its previously reportable Health Solutions segment as discontinued operations.

The Consumer Products segment includes the legacy Halo pet food business, consisting of premium pet products such as dry kibble, wet food, freeze-dried raw food, treats, and toppers for dogs and cats. This segment operates across various sales channels and represents the Company’s ongoing business.

The Health Solutions segment, which encompassed the Company’s pharmacy network operations in Canada, has been classified as discontinued operations as of December 31, 2025 and September 30, 2025, and accordingly, its results and related assets and liabilities are reported separately in the financial statements.

Prior to discontinuation, the Company’s Chief Operating Decision Maker (“CODM”), the Board of Directors, evaluated the Company’s financial performance based on two segments: Health Solutions and Consumer Products. Following the classification of Health Solutions as discontinued, segment reporting focuses exclusively on the Consumer Products business.

For the three months ended December 31, 2025, segment financial information for continuing operations relates solely to the Consumer Products segment, which was acquired through business combination on April 25, 2025. There are no comparative results for any prior periods presented, as all operations that existed in prior periods relate to the Health Solutions segment, which is now classified as discontinued.

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The following table summarizes revenues, operating loss, and net loss for the continuing Consumer Products segment for the three months ended December 31, 2025 (in thousands):

	Three months ended December 31,
	2025	2024
Net sales	$2,807	$—
Cost of goods sold:
Direct	1,721	—
Indirect	32	—
Total cost of goods sold	1,753	—
Gross profit	1,054	—
Segment expenses:
Discretionary marketing	473	—
Outbound freight	11	—
Other segment expenses (a)	4,360	—
Total segment expenses	4,844	—
Loss from operations	(3,790)	—
Other income (expense):
Interest income (expense), net	1,288	—
Loss on extinguishment of debt	3,064	—
Changes in fair value of digital assets	464	—
Other income (expense)	4	—
Total other income (expense)	4,820	—
Net loss before income taxes	(8,610)	—
Income tax expense	4	—
Net loss	$(8,614)	$—

(a)	Other segment expenses include employee compensation and benefits, share based compensation, non-cash charges, other sales and marketing costs, professional fees, broker commissions, and other general expenses

The accounting policies of the segment are consistent with those described in Note 1 – Nature of business and summary of significant accounting policies.

Geographic Information

Revenue by geography is based on where the customer is based. Summary financial data attributable to various geographic regions for the periods indicated is as follows:

	Three Months Ended December 31,
	2025	2024
United States	$2,633	$—
Canada	50	—
Asia	124	—
Total	$2,807	$—

Note 15 – Concentrations

Major suppliers

The Company sourced approximately 98% of its inventory purchases from two vendors for the three months ended December 31, 2025. There was $0.4 million of inventory purchases from major suppliers in accounts payable on the Consolidated Balance Sheets, as of December 31, 2025.

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Major customers

Accounts receivable from two customers represented 96% of accounts receivable as of December 31, 2025. Two customers represented 88% of gross sales for the three months ended December 31, 2025.

Credit risk

As of December 31, 2025 and September 30, 2025, the Company’s cash and cash equivalents were deposited in accounts at several financial institutions and may maintain some balances in excess of federally insured limits. The Company maintains its cash and cash equivalents with high-quality, accredited financial institutions and, accordingly, such funds are subject to minimal credit risk. The Company has not experienced any losses historically in these accounts and believes it is not exposed to significant credit risk in its cash and cash equivalents.

The Company is also exposed to credit risk on its trade accounts receivable. In evaluating expected credit losses under ASC 326, the Company considers historical collection experience, the credit quality of its customers, and current economic conditions. Historically, the Company has experienced minimal bad debts and high collection rates, and as such, expected credit losses on accounts receivable are considered low and the related allowance is not material.

Note 16 – Loss per share

The Company presents net loss per share on a basic and diluted basis for the three months ended December 31, 2025 and 2024. Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding (“WASO”) during the period. For the three months ended December 31, 2025 and 2024, the Company’s basic and diluted net loss per share attributable to common stockholders are the same as the Company generated a net loss.

For the three months ended December 31, 2025, the Company’s basic and diluted net loss per share attributable to common stockholders are the same as the Company generated a net loss and common stock equivalents are excluded from diluted net loss per share as they have an anti-dilutive impact.

For the three months ended December 31, 2025, potentially dilutive securities not included in the calculation of diluted net loss per share, because to do so would be anti-dilutive, are as follows: 88,632,372 of stock equivalent warrants; and 40,868 of stock equivalent employee stock options.

The Company’s discontinued operations relate entirely to SRx Health Solutions, Inc., which was disposed of during the year ended September 30, 2025. Net loss per share from discontinued operations is presented separately in accordance with ASC 205-20 and ASC 260. Basic and diluted net loss per share from discontinued operations are calculated using the same weighted average number of shares as used for continuing operations.

The following table sets forth basic and diluted net loss per share attributable to common stockholders for the three months ended December 31, 2025 (in thousands, except per share amounts):

	Net loss	Weighted average shares	Loss per share
Continuing operations, basic and diluted	$(8,614)	33,737,015	$(0.26)
Discontinued operations, basic and diluted	$—	33,737,015	$—
Net loss	$(8,614)	33,737,015	$(0.26)

Note 17 – Discontinued operations

On August 11, 2025, the Company’s wholly-owned subsidiary, SRx Health Solutions Inc. (“Health Solutions” or the “Discontinued Operations”), filed for protection under the Companies’ Creditors Arrangement Act (“CCAA”). As a result, the Health Solutions segment has been classified as discontinued operations for all periods presented. The financial statements for the three months ended December 31, 2025 and 2024 reflect only continuing operations, and results of the discontinued Health Solutions segment are presented separately in this footnote.

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Results of Operations of Discontinued Operations

The results of operations for the Health Solutions segment included in discontinued operations are as follows (in thousands):

	Three months ended December 31,
	2025	2024

Net sales	$—	$19,195
Cost of sales	—	15,481
Income tax expense (benefit)	—	74
Net loss from discontinued operations	—	(3,983)

Cash Flows of Discontinued Operations

The cash flows attributable to the Health Solutions segment are summarized as follows (in thousands):

	Three months ended December 31,
	2025	2024
Cash flows (used in) provided by:
Operating activities	$—	$1,463
Investing activities	—	2,692
Financing activities	—	(3,550)
Net decrease in cash and cash equivalents	$—	$605

Notes and Additional Information

All prior period results for Health Solutions, including the year ended September 30, 2024, are presented within discontinued operations.

All historical acquisitions associated with the Health Solutions segment relate solely to the discontinued business and were fully deconsolidated in connection with the CCAA process; accordingly, no ASC 805 business combination disclosures are included within the Company’s continuing operations.

The financial impact of Health Solutions’ filing under CCAA is reflected in the measurement of net assets and any associated impairment or restructuring charges, if applicable. Refer to Note 8 – Commitments and contingencies for additional details related to obligations of the discontinued operations.

The Company was subject to certain financial covenants under its senior secured term facilities with Canadian Western Bank (“CWB”) related to SRx Canada. As of the date of CCAA filing and subsequent disposal of the business, the Company was not in compliance with these covenants. The debt associated with these facilities has been deconsolidated from the Company’s financial statements. The underlying obligations, however, will not be legally settled or extinguished until completion of the CCAA process.

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Note 18 – Subsequent events

The Company has evaluated subsequent events and transactions that occurred after the condensed consolidated statement of financial position date up to the date that the financial statements were issued for potential recognition or disclosure. Other than the following, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

NYSE Accepts SRx Health Solutions’ Plan to Regain Compliance with Listing Standards

On January 6, 2026, the Company received notice from NYSE American that it had accepted the Company’s plan to regain compliance with Sections 1003(a)(i) and 1003(a)(ii) of the NYSE American Company Guide. As a result, the Company’s common stock will continue trading on the NYSE American during an extension period through July 14, 2026, during which the Company must provide quarterly progress updates. The Company intends to regain compliance during the extension period.

On January 8, 2026, the Company issued a press release regarding these matters, which was furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 8, 2026.

Share Repurchase

On February 3, 2026, the Company entered into a Securities Purchase Agreement with a shareholder pursuant to which the Company repurchased 51,418 shares of common stock for an aggregate purchase price of $0.01 million, or $0.14 per share.

Conversion of Preferred Stock

Subsequent to quarter end, an aggregate of 1,617 shares of the Company’s preferred stock were converted into common stock. In connection with these non-cash conversions, the Company issued 8,410,690 shares of common stock at an average conversion price of $0.19 per share.

Redemption of Preferred Stock

On February 9, 2026, the Company exercised its right under Section 9 of the Certificate of Designations filed on October 27, 2025 to redeem all 17,418 outstanding shares of its preferred stock by February 12, 2026. The redemption price is payable in cash at 125% of the $1,000 conversion amount per share, or $1,250 per share, for an aggregate redemption price of $21.8 million.

ELOC Purchase Agreement

Subsequent to December 31, 2025, the Company issued 211,226,000 shares of common stock pursuant to its ELOC Purchase Agreement for total proceeds of approximately $29.1 million.

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. The financial condition, results of operations and cash flows discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are those of SRx Health Solutions Inc. and its consolidated subsidiaries, collectively, the “Company,” “SRx,” “we,” “our,” or “us.” These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trends, and you should not construe these statements either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. A description of material factors known to us that may cause our results to vary or may cause management to deviate from its current plans and expectations, is set forth under “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements.” The following discussion should also be read in conjunction with our audited consolidated financial statements including the notes thereto appearing elsewhere in this filing. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We undertake no obligation to publicly release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview and Outlook

Following the recent restructuring and the filing for bankruptcy protection by SRx Canada, the Company has undergone a significant transition. As part of this process, the majority of SRx’s former specialty pharmacy, clinical services, and distribution operations have been discontinued or wound down. The business now continues through the Consumer Products segment, which represents the remaining operating platform after the restructuring.

The Consumer Products segment provides a broad portfolio of premium and super-premium pet food and wellness products formulated with high-quality, science-based nutrition under the Halo brand. Unlike the capital-intensive, infrastructure-heavy specialty healthcare model previously operated under the SRx Network, the continuing business has a more streamlined operating footprint, reduced overhead, and a more focused commercial strategy. This shift fundamentally changes the Company’s business profile, risk exposures, and future operating priorities.

The termination of the former specialty healthcare operations has also resulted in a simplified organizational structure. The Company no longer operates specialty pharmacies, clinics, PSP programs, or pharmaceutical distribution facilities, and is no longer positioned as a national specialty healthcare platform. Instead, management is focused on stabilizing the remaining operations, preserving core customer relationships, and ensuring continuity of service while the Company transitions to a more sustainable operating model.

Looking ahead, the Company’s outlook reflects the early stages of this reset. Near-term priorities include strengthening the financial position of the continuing operations, optimizing cost structure, and re-establishing a focused growth path that aligns with the capabilities and market positioning of the Consumer Products business. While the restructuring has materially reduced the scale and scope of the Company compared to prior periods, management believes that the streamlined business provides a clearer path to operational stability and disciplined execution.

The Company will continue evaluating strategic alternatives to support the long-term viability of the business, including potential partnerships, product expansion opportunities, and targeted investments that align with the strengths of the continuing operations.

Recent Corporate Developments

Merger and CCAA Proceedings

On September 3, 2024, Better Choice Company, Inc. (“Predecessor”), SRx Canada, 1000994476 Ontario Inc. (“AcquireCo”), a corporation existing under the laws of the Province of Ontario and an indirect wholly-owned subsidiary of Predecessor, and 1000994085 Ontario Inc., a corporation existing under the laws of the Province of Ontario and a direct wholly-owned subsidiary of Predecessor (“CallCo”) entered into an Arrangement Agreement (the “Arrangement Agreement”), and the transactions contemplated thereby (the “Merger”) were completed on April 24, 2025 (which is referred to herein as the “Closing Date”). Pursuant to the Arrangement Agreement, on the Closing Date, AcquireCo merged with and into SRx Canada, with SRx Canada remaining as the surviving entity. Predecessor acquired the business of SRx Canada pursuant to the Merger.

In connection with the Merger, on April 24, 2025, Predecessor changed its corporate name from “Better Choice Company Inc.” to “SRx Health Solutions, Inc.” by the filing of a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware, and SRx Canada changed its name from “SRx Health Solutions Inc.” to “SRx Health Solutions (Canada) Inc.” by making the appropriate filing in the Province of Ontario.

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On the Closing Date, Predecessor issued to certain holders of the common stock of SRx Canada 8,898,069 shares of the Company’s Common Stock, and AcquireCo issued to certain holders of the common stock of SRx Canada 19,701,935 shares in the capital stock of AcquireCo which shares are exchangeable into shares of the Company’s Common Stock (the “Exchangeable Shares”) on a one-for-one basis.

On August 12, 2025, the Company announced that SRx Canada had obtained an Initial Order (the “Initial Order”) in Canada under the federal Companies’ Creditors Arrangement Act (the “CCAA” and SRx Canada’s proceedings thereunder, the “CCAA Proceedings”) from the Ontario Superior Court of Justice (Commercial List) (the “Court”). In connection with the Initial Order, the Court granted, among other relief, a stay of proceedings in favor of SRx Canada, the appointment of Grant Thornton Limited as the monitor of SRx Canada (in such capacity, the “Monitor”), debtor-in-possession financing (“DIP Financing”), and a sale process (“Sale Process”).

SRx Canada has secured debtor-in-possession (DIP) Financing (which includes insider participation). The DIP Financing consists of a credit facility of up to a maximum of $1,750,000 which is expected to be used to finance SRx Canada’s working capital needs, including for continued operations and to implement the restructuring contemplated by the CCAA Proceedings. The CCAA Proceedings and DIP Financing will provide SRx Canada with the time and stability required to complete the Sale Process and identify transaction(s) which may include the sale of all or substantially all of the business or assets of SRx Canada. The Company intends to carry on the critical business of SRx Canada throughout the pendency of the CCAA Proceedings.

Neither the Company nor the Company’s United States subsidiary, Halo, Purely For Pets, Inc., a Delaware corporation, has made any filing under any bankruptcy code or statutory reorganization scheme either in the United States or in Canada.

On August 14, 2025, the Company entered into a Settlement, Share Forfeiture and Mutual Release Agreement (the “Settlement Agreement”) with certain of the founders and officers of SRx Canada (the “Forfeiting Stockholders”), pursuant to which the Forfeiting Stockholders forfeited for cancellation approximately 18,839,332 million Exchangeable Shares (the “Forfeited Shares”). In consideration of the Forfeited Shares, the Company agreed to release the Forfeiting Stockholders from certain claims by the Company.

July PIPE Financing

On July 7, 2025, the Company entered into the Securities Purchase Agreement (the “July PIPE SPA”) by and among the Company and the July PIPE Investors, including the lead investor (the “Lead Investor”), pursuant to which the Company issued and sold to the Investors (i) a new series of senior secured convertible notes (the “July Notes”) with an aggregate original principal amount of $7,650,000, subject to an original issue discount as provided in the July Notes, and (ii) warrants (the “July Warrants”) to acquire 21,338,062 shares of the Company’s common stock (the “Common Stock”) (such transaction, the “July PIPE Financing”).

The July Notes bear interest at a rate of 8% per annum. The July Notes mature on July 8, 2027, provided that the maturity date may be extended by a noteholder if the Company is in default under the July Notes, and in certain other limited circumstances as described in the July Notes. The July Notes are convertible into shares of the Common Stock at a conversion price of $0.6274 per share, subject to customary adjustments. The July Warrants are exercisable for a period of three (3) years beginning six (6) months from the date of issuance at an exercise price of $0.6274 per share, also subject to adjustment.

Additionally, on July 8, 2025, pursuant to and in connection with the July PIPE SPA, the Company entered into a Security and Pledge Agreement (the “Security Agreement”) by and between the Company and the Lead Investor, in its capacity as collateral agent, pursuant to which the Company granted to the Lead Investor, for the ratable benefit of the Lead Investor and the other July PIPE Investors, a valid, perfected and enforceable security interest in certain assets of the Company and its subsidiaries, which assets include substantially all of the assets of the Company’s U.S. business, and pledged as collateral the equity held by the Company in certain of the Company’s subsidiaries.

Additionally, on July 8, 2025, pursuant to and in connection with the July PIPE SPA, the Company and the July PIPE Investors entered into a Registration Rights Agreement (the “July PIPE RRA”), pursuant to which the Company agreed to file a registration statement with the United States Securities and Exchange Commission (“SEC”) covering the resale of Common Shares that are issuable upon the conversion of the July Notes or the exercise of the July Warrants.

Additionally, on December 23, 2025, pursuant to and in connection with the July PIPE SPA, the Company and the July PIPE Investors utilized a portion of available liquidity to fully repay the outstanding principal and accrued interest on the July PIPE Notes, thereby extinguishing all related debt obligations. For more information, see SRx Health Solutions, Inc.’s Form S-1/A filed on December 23, 2025.

October PIPE Financing

On October 27, 2025, the Company entered into a Securities Purchase Agreement (the “October PIPE SPA”) with certain accredited investors named therein (the “October PIPE Investors”). Certain October PIPE Investors are July PIPE Investors. Pursuant to the October PIPE SPA, up to 38,070 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) and accompanying warrants (“October Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) may be purchased for an aggregate purchase price of up to $30.46 million in one or more closings (such transaction, the “October PIPE Financing”).

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On October 27, 2025, in connection with the October PIPE Financing, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations establishing the rights, preferences, and privileges of the newly authorized Series A Preferred Stock.

On October 31, 2025, pursuant to the October PIPE SPA, the Company issued and sold, and the October PIPE Investors purchased, in a private placement: 19,035 shares of the Series A Preferred Stock and 54,527,811 October Warrants to purchase shares of Common Stock for aggregate proceeds of approximately $14.0 million, paid in cash or through the cancellation of such October PIPE Investor’s July Note and July in lieu of cash. The Company waived receipt of the cash portion of the purchase price until November 3, 2025. Pursuant to the October PIPE SPA, the July PIPE Investors waived the requirement under the July PIPE SPA that the Company register for resale 250% of the shares of Common Stock issuable upon the conversion or exercise of the July Notes or July Warrants.

In conjunction with the October PIPE SPA, on October 31, 2025 the Company entered a registration rights agreement with the investors (the “October PIPE RRA”), pursuant to which the Company will be required to file a registration statement with the Securities and Exchange Commission (the “SEC”), to register for resale the Common Stock issuable upon (x) the conversion of the Series A Preferred Stock and (y) the exercise of the October Warrants.

ELOC Transaction

Concurrently with the issuance of the Notes and Warrants described above under “July PIPE Financing,” on July 7, 2025, the Company and the Selling Stockholder entered into a common share purchase agreement (as amended, the “ELOC Purchase Agreement”), which provides that subject to the terms and conditions set forth therein, the Company may sell to the Selling Stockholder up to the lesser of (i) $50 million of the Company’s common shares, no par value (the “Common Share”) and (ii) the Exchange Cap (as defined below) (subject to certain exceptions provided in the ELOC Purchase Agreement) (the “Total Commitment”), from time to time during the term of the ELOC Purchase Agreement. On October 28, 2025, the Company and the Selling Stockholder executed an amendment to the ELOC Purchase Agreement increasing the Total Commitment from $50 million to $1.0 billion (the “ELOC Amendment”).

Additionally, on July 7, 2025, the Company and the Selling Stockholder entered into a registration rights agreement (the “ELOC RRA”), pursuant to which the Company agreed to file this registration statement with the United States Securities and Exchange Commission (“SEC”) covering the resale of Common Shares that are issued to the Selling Stockholder under the ELOC Purchase Agreement (the “Registration Statement”).

On October 28, 2025, the Selling Stockholder executed a waiver with respect to the ELOC Purchase Agreement and ELOC RRA which waivers allows the Company to register just $27.55 million of Common Stock under the Initial Registration Statement (as defined in the ELOC RRA), rather than $1 billion of Common Stock, due to the constraints of the Company’s currently authorized capital. In the event that the Company’s authorized capital increases, the Company intends to amend this Registration Statement to register an additional $972.45 million of Common Stock, subject to the ELOC Purchase Agreement and ELOC RRA.

Under the terms and subject to the satisfaction of the conditions set forth in the ELOC Purchase Agreement, the Company has the right, but not the obligation, to sell to the Selling Stockholder, and the Selling Stockholder is obligated to purchase, up to the Total Commitment. Such sales of Common Shares by the Company, if any, will be subject to certain limitations as set forth in the ELOC Purchase Agreement, and may occur from time to time, at the Company’s sole discretion, over the period commencing on the date that all of the conditions to the Company’s right to commence such sales are satisfied, including that the registration statement referred to above is declared effective by the SEC and a final form of the prospectus included therein is filed with the SEC (the “Commencement Date”) and ending upon the expiration of this Registration Statement pursuant to Rule 4125(a)(5) of the Securities Act of 1933, as amended, or otherwise upon the termination of the ELOC Purchase Agreement as provided therein. The Selling Stockholder has no right to require the Company to sell any Common Shares to the Selling Stockholder, but the Selling Stockholder is obligated to make purchases as the Company directs, subject to satisfaction of the conditions set forth in the ELOC Purchase Agreement.

As consideration for the Lead Investor entering into the ELOC Purchase Agreement, concurrently with the execution of the ELOC Amendment, the Company issued to the Lead Investor a convertible promissory note in the original principal amount of $20.0 million (the “ELOC Commitment Note”), which is convertible into up to 72,048,620 shares of Common Stock (collectively, the “ELOC Commitment Shares”), assuming a price of $0.3210 per share, which was the closing price of our shares of Common Stock on the NYSE American on October 22, 2025. The ELOC Commitment Note was issued by the Company to the Lead Investor in lieu of the Commitment Shares, as defined in the original ELOC purchase Agreement. The Company also agreed to pay the Lead Investor up to $35,000 for its reasonable expenses under the ELOC Purchase Agreement.

EMJC Transaction

On December 16, 2025, the Company entered into a Share Exchange and Asset Transfer Agreement (the “Transfer Agreement”), as unanimously approved by the Board, by and among the Company, EMJ Crypto Technologies Inc., a corporation organized under the laws of Ontario, Canada (“EMJC”), CCC Crypto Corp., a Delaware corporation (“DelawareCo”), and the transferors named therein (the “Transferors”).

Upon the terms and subject to the conditions set forth in the Transfer Agreement, the Company shall acquire EMJC and DelawareCo and acquire from certain Transferors all of their rights in and to certain intellectual property assets, in an all-stock transaction, for an aggregate purchase price of approximately $55 million.

Redemption of Preferred Stock

On February 9, 2026, the Company exercised its right under Section 9 of the Certificate of Designations filed on October 27, 2025 to redeem all 17,418 outstanding shares of its preferred stock by February 12, 2026. The redemption price is payable in cash at 125% of the $1,000 conversion amount per share, or $1,250 per share, for an aggregate redemption price of $21.8 million.

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Other Matters

The Company appointed two new directors to its Board. Joshua Epstein joined the Board effective October 1, 2025, and Sammy Dorf, Esq. was appointed effective November 10, 2025.

On October 8, 2025, the Company’s stockholders, acting by written consent, approved several corporate actions. These actions included authorizing certain issuances of common stock and convertible securities, approving a future private equity offering of securities, amending the Certificate of Incorporation to increase the number of authorized shares, amending the Bylaws to reduce quorum requirements for stockholder meetings, and authorizing an additional reverse stock split of the Company’s common stock at a ratio to be determined by the Board.

On October 31, 2025, the Company accepted the voluntary resignations of directors Lionel F. Conacher and David Allen White. Following these resignations, Michael Young, Simon Conway, and Joshua A. Epstein were appointed to serve on each of the Audit, Compensation, and Nominating & Governance Committees, with each member designated as chairman of one of the committees.

On November 19, 2025, the Company filed a Certificate of Amendment with the Secretary of State of the State of Delaware which increased the number of shares of Common Stock that the Company is authorized to issue from 200,000,000 shares to 5,000,000,000 shares.

As previously disclosed, the Company was notified on October 14, 2025 that it was not in compliance with certain continued listing standards. Subsequent to December 31, 2025, the Company received notice from NYSE American that it had accepted the Company’s plan to regain compliance with Sections 1003(a)(i) and 1003(a)(ii) of the NYSE American Company Guide on January 6, 2026. As a result, the Company’s common stock will continue trading on the NYSE American during an extension period through July 14, 2026, during which the Company must provide quarterly progress updates. The Company intends to regain compliance during the extension period.

Results of Operations for the three months ended December 31, 2025 and 2024

The following table sets forth our consolidated results for the periods presented (in thousands):

	Three Months Ended December 31,		Change
	2025	2024	$	%
Net sales	$2,807	$—	$2,807	*
Cost of goods sold	1,753	—	1,753	*
Gross profit	1,054	—	1,054	*
Operating expenses:
Selling, general and administrative	4,844	—	4,844	*
Total operating expenses	4,844	—	4,844	*
Loss from continuing operations	(3,790)	—	(3,790)	*
Other expense:
Interest expense, net	1,288	—	1,288	*
Loss on extinguishment of debt	3,064	—	3,064	*
Change in fair value of digital assets	464	—	464	*
Other expense	4	—	4	*
Total other expense, net	4,820	—	4,820	*
Net loss before income taxes	(8,610)	—	(8,610)	*
Income tax expense	4	—	4	*
Net loss	$(8,614)	$(3,983)	$(4,631)	*

*Percentage change is not meaningful due to a prior year balance of zero.

Net sales

We generate revenue primarily through the sale of premium and super-premium pet food and wellness products under the Halo brand. Revenue is recognized when control transfers to the customer, generally at the point of sale through our digital, international, or brick-and-mortar channels. Most transactions involve a single performance obligation. Reported net sales are reduced by trade promotions, discounts, and other customer incentives, which are estimated and recorded as reductions to gross revenue. We also maintain a reserve for expected product returns based on historical experience. Following the restructuring of SRx Canada and the CCAA proceedings, the Company no longer derives material revenue from specialty pharmacy, clinical services, diagnostics, or pharmaceutical distribution, and its current operations are focused exclusively on the pet health and wellness business.

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Information about our revenue channels is as follows (in thousands):

	Three months ended December 31,
	2025		2024
Digital (1)	$2,583	92%	$—	—%
International (2)	124	4%	—	—%
Brick & Mortar (3)	100	4%	—	—%
Net Sales (4)	$2,807	100%	$—	—%

(1)	The Company’s Digital channel includes two wholesale customers that amounted to greater than 10% of the Company’s total net sales for the three months ended December 31, 2025.

(2)	None of the Company’s International customers represented greater than 10% of net sales for the three months ended December 31, 2025.

(3)	None of the Company’s Brick & Mortar customers represented greater than 10% of net sales for the three months ended December 31, 2025.

(4)	Prior period amounts have not been presented, as the Company’s prior year operations primarily related to SRX Canada, which has since been deconsolidated and is presented as discontinued operations. Accordingly, the results for the three months ended December 31, 2025, reflect only the continuing operations of BTTR and Halo and are not comparable to prior periods.

Net sales for three months ended December 31, 2025 were $2.8 million, reflecting revenue generated from the Company’s continuing operations in the Halo pet health and wellness business. Prior-year results for the Halo business are not presented, as the Company only became the reporting entity following the reverse takeover on April 24, 2025. Net sales were driven by the sale of premium and super-premium pet food products across digital, brick-and-mortar, and international channels, reflecting the Company’s focus on product innovation, brand awareness, and meeting consumer demand in multiple trade channels.

As a result of the restructuring of SRx Canada and the Company’s shift to the Consumer Products business, the results of operations for three months ended December 31, 2025 are not directly comparable to 2024. Prior-year amounts reflect the specialty healthcare business, which has since been discontinued and are thus not presented.

Gross profit

Cost of goods sold for the three months ended December 31, 2025, consists primarily of the cost of products obtained from co-manufacturers, packaging materials, freight costs for shipping inventory to the warehouse, and third-party warehouse and order fulfillment expenses. Inventories are periodically reviewed to identify damaged, slow-moving, or aged inventory. Based on this assessment, inventory is recorded at the lower of cost or net realizable value, with any reduction in value expensed as cost of goods sold.

Our products are manufactured to our specifications by co-manufacturers using raw materials that meet our formulation requirements. Co-manufacturers also handle product testing and packaging, with packaging designed by the Company and shipped directly to the manufacturer.

Gross profit is affected by a variety of factors, including product sales mix, volumes sold, discounts offered to customers, the cost of manufactured products, and freight costs from the manufacturer to the warehouse. For the three months ended December 31, 2025, gross profit was 1.1 million, with a gross margin of 38%.

We continue to work with co-manufacturing and freight partners to realize future cost savings and improved gross margins. However, gross margins may continue to fluctuate due to inflationary pressures on transportation and raw material costs. We will continue to refine and optimize our pricing strategy to align with market conditions and manage cost pressures.

Operating expenses

Our Selling, general and administrative (“SG&A”) expenses consist of the following:

●	Sales and marketing costs for the three months ended December 31, 2025 primarily reflect agency fees associated with supporting the Halo brand portfolio. These expenses include fees paid to third-party marketing and advertising agencies as well as service charges related to external sales and promotional activities. Prior-year comparisons are not meaningful due to the reverse takeover and the discontinuation of the SRx Canada operations. Sales and marketing spend in the three months ended December 31, 2025 reflects the Company’s strategic focus on strengthening brand awareness, improving conversion across key e-commerce platforms, and optimizing channel-specific promotional activity, while remaining disciplined in its approach to paid media investment.

●	Employee compensation and benefits for the three months ended December 31, 2025 reflect personnel costs associated with the Company’s continuing operations in the Halo pet health and wellness business. These expenses include salaries, wages, benefits, and stock-based compensation for employees supporting operations, marketing, supply chain, and corporate functions. Current-year expense levels represent the ongoing cost structure of the standalone Halo business and are not directly comparable to prior periods.

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●	Share-based compensation includes expenses related to equity awards granted to employees and non-employee directors. For the three months ended December 31, 2025, share-based compensation reflects the ongoing equity incentive programs of the continuing Halo business, including expense recognition for outstanding awards, new grants issued during the period, and common stock issued for board service. Share-based compensation in the three months ended December 31, 2025 also reflects the vesting patterns of historical Better Choice equity awards. Because the Company became the reporting entity following the reverse takeover and the SRx Canada operations were subsequently discontinued, prior-year comparative amounts are not meaningful. Current-year expense therefore represents the continuing cost structure of the standalone Halo business.

●	Freight costs for the three months ended December 31, 2025 primarily relate to the shipping and logistics associated with fulfilling customer orders across the Company’s retail and e-commerce sales channels. Freight activity in the current period is primarily driven by shipments to distribution partners, online retailers, and brick-and-mortar customers rather than individual consumer deliveries. Given the changes in the Company’s operating structure following the reverse takeover and the discontinuation of SRx Canada, prior-year comparisons are not meaningful. Current freight costs therefore reflect the ongoing logistics profile of the standalone Halo business.

●	Non-cash charges for the three months ended December 31, 2025 the Company recorded no material non-cash charges. Given the impact of the reverse takeover and the discontinuation of the SRx Canada operations, prior-year comparative amounts are not meaningful. Current-year non-cash activity reflects the operating profile of the standalone Halo business.

●	Other general and administrative costs for the three months ended December 31, 2025 primarily reflect expenses incurred for professional services, insurance, and corporate compliance activities. The most significant components for the period included professional fees — including legal, financial advisory, and other consulting services — totaling approximately $1.7 million, SEC filing fees of approximately $0.2 million, and insurance expense of approximately $0.3 million. These costs also include routine corporate expenses such as director fees, state feed registration fees, and information technology support. Given the reverse takeover and the discontinuation of the SRx Canada operations, prior-year comparative amounts are not meaningful. Current-year costs reflect the operating and capital markets activities of the standalone Halo business.

Interest expense, net

Interest expense for the three months ended December 31, 2025 primarily reflects interest associated with the ELOC Commitment Note issued in October 2025. The period also includes interest incurred on the July 2025 notes, which were fully written off in October 2025, including all outstanding principal and accrued interest. As a result, no further interest was recognized on those instruments for the remainder of the period.

Income taxes

Our income tax expense now reflects only the tax position of the continuing U.S. operations following the discontinuation and deconsolidation of the SRx Canada business as a result of the CCAA proceedings. Accordingly, the Company’s tax provision is based on estimated U.S. federal and state income taxes, adjusted for nondeductible items and the impact of the valuation allowance.

For the three months ended December 31, 2025, the Company recorded no material income tax expense or benefit, resulting in a near-zero effective tax rate. The absence of a significant tax benefit is primarily due to the continued maintenance of a full valuation allowance that fully offsets deferred tax assets arising from current-year losses. Prior-year comparative tax amounts related to the former SRx Canada operations are not indicative of the continuing business and are therefore not meaningful.

The Company continues to maintain a full valuation allowance against its U.S. deferred tax assets due to uncertainties regarding the timing and likelihood of generating sufficient future taxable income. Deferred tax assets consist primarily of U.S. federal and state net operating loss (“NOL”) carryforwards, which total approximately $24.0 million on a tax-effected basis and begin to expire at various dates unless utilized. The Company will continue to evaluate both positive and negative evidence each reporting period to determine whether a release of the valuation allowance is warranted. A reversal of the valuation allowance in future periods would reduce income tax expense.

The Company had no uncertain tax positions as of December 31, 2025 and 2024. We remain subject to examination in the United States for tax years 2021 through 2025.

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Non-GAAP Measures

Adjusted EBITDA

We define Adjusted EBITDA to supplement the financial measures prepared in accordance with GAAP. Adjusted EBITDA adjusts EBITDA to eliminate the impact of certain items that we do not consider indicative of our core operations. Adjusted EBITDA is determined by adding the following items to net loss: interest expense, tax expense, depreciation and amortization, share-based compensation, gain on extinguishment of debt and accounts payable, loss on disposal of assets, transaction-related expenses, and other non-recurring expenses.

We present Adjusted EBITDA as it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We believe that the disclosure of Adjusted EBITDA is useful to investors as this non-GAAP measure forms the basis of how our management team reviews and considers our operating results. By disclosing this non-GAAP measure, we believe that we create for investors a greater understanding of and an enhanced level of transparency into the means by which our management team operates our company. We also believe this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA does not represent cash flows from operations as defined by GAAP. Adjusted EBITDA has limitations as a financial measure and you should not consider it in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss, gross margin, and our other GAAP results.

The following table presents a reconciliation of net loss, the closest GAAP financial measure, to EBITDA and Adjusted EBITDA for each of the years indicated (in thousands):

	Three Months Ended December 31,
	2025	2024*
Net loss	$(8,614)	$—
Interest expense, net	1,288	—
Depreciation and amortization	15	—
Income tax expense	4	—
EBITDA	(7,307)	—
Non-cash share-based compensation (a)	961	—
Loss on extinguishment of debt	3,064	—
Change in fair value of digital assets	464	—
Transaction related (b)	1,603	—
Non-recurring and other expenses (c)	158	—
Adjusted EBITDA	$(1,057)	$—

(a)	Non-cash expenses related to equity compensation awards for certain directors, officers and employees for services in their capacity as such.

(b)	Transaction-related legal fees, professional fees, and SEC filing fees related to single occurrence business matters, i.e. registration statements, financing, and due diligence related.

(c)	Other single-occurrence expenses, which consist of infrequent and non-recurring costs that are not indicative of the Company’s ongoing operating performance.

*Prior-year comparative figures are not presented because its wholly owned subsidiary, Halo, Purely for Pets, Inc., constituting the Company’s continuing operations, only became the reporting entity following a reverse merger on April 24, 2025. The prior-year results of its former Canadian operations were discontinued in fiscal year September 30, 2025 subsequent to the merger as a result of a formal insolvency restructuring and thus are classified as discontinued operations in fiscal year 2025. Accordingly, prior-year amounts for continuing operations are not meaningful and are presented as zero on the consolidated statement of operations.

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Liquidity and capital resources

Historically, we have financed our operations primarily through debt financing. On December 31, 2025 and September 30, 2025, we had cash and cash equivalents of $13.1 million and $1.3 million, respectively.

A summary of our cash flows is as follows (in thousands):

	Three months ended December 31,
	2025	2024
Cash flows (used in) provided by:
Operating activities	$(2,922)	$1,463
Investing activities	(8,460)	2,692
Financing activities	23,133	(3,550)
Net increase in cash and cash equivalents	$11,751	$—

Cash flows from operating activities

Cash used in operating activities increased $4.4 million, or 300%, during the three months ended December 31, 2025 compared to cash provided by operating activities of $1.5 million during the three months ended December 31, 2024. The increase in cash used in operating activities was primarily driven by the net loss of $8.6 million, offset by a $3.1 million loss on settlement of debt, $1.1 million of debt discount amortization and $1.0 million of share-based compensation.

Cash flows from investing activities

Cash used in investing activities was $8.5 million during the three months ended December 31, 2025 compared to cash provided by investing activities of $2.7 million during the three months ended December 31, 2024. The cash used in investing activities fully relates to the purchase of digital assets.

Cash flows from financing activities

Cash provided by financing activities was $23.1 million during the three months ended December 31, 2025 compared to cash used in financing activities of $3.6 million during the three months ended December 31, 2024. The cash provided by financing activities for the three months ended December 31, 2025 was mainly related to proceeds from the issuance of common stock of $16.1 million and the issuance of preferred stock of $8.9 million, primarily offset by the repayment of convertible debt of $1.6 million.

Contractual Commitments and Obligations

We are contractually obligated to make future cash payments for various items, including debt arrangements and certain purchase obligations. See “Note 6 – Debt” to our interim condensed consolidated financial statements included in this Quarterly Report on Form 10-Q for more information about our debt obligations. Our purchase obligations include certain ongoing marketing projects, software subscriptions as well as in-transit or in-production purchase orders with our suppliers, for which amounts vary depending on the purchasing cycle. The majority of our software subscriptions are not under long-term contracts, and we do not have long-term contracts or commitments with any of our suppliers beyond active purchase orders. These purchase obligations were not material as of the date of this Quarterly Report on Form 10-Q.

Off-Balance Sheet Arrangements

On July 7, 2025, the Company entered into a Common Share Purchase Agreement (the “ELOC”) with a lead investor, under which the Company may sell, at its discretion, up to $50.0 million of its common shares, subject to certain conditions and limitations, including the NYSE American 19.99% Exchange Cap unless stockholder approval is obtained or sales otherwise qualify as “at-market” under applicable rules. The investor is obligated to purchase shares when directed by the Company, subject to the terms of the ELOC, and may not beneficially own more than 4.99% of the Company’s outstanding common shares following any purchase.

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On October 28, 2025, the Company and the investor agreed to amend the ELOC to increase the total commitment from $50 million to $1 billion. In connection with such amendment, the Company issued to Investor a convertible promissory note in the aggregate principal amount of $20 million (“ELOC Commitment Note”). Although the ELOC provides for the issuance of the Commitment Shares, the Company did not issue any such shares during fiscal year 2025. The Company also entered into a Registration Rights Agreement requiring it to file a resale registration statement covering shares issuable under the ELOC.

As of December 31, 2025, 68,356,001 shares have been sold under the ELOC.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our condensed consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, net sales, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting estimates. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. See “Note 1 – Nature of business and summary of significant accounting policies” to our interim condensed consolidated financial statements included in this Quarterly Report on Form 10-Q for a description of our significant accounting policies.

Share-Based Compensation

Share-based compensation expense is measured based on the estimated fair value of awards granted to employees, directors, officers and consultants on the grant date. Forfeitures are accounted for as they occur, therefore there are no forfeiture related estimates required.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model, which requires the development of input assumptions, as described in “Note 10 – Share-based compensation”. Determining the appropriate fair value model and calculating the fair value of share-based payment awards requires the input of the subjective assumptions described in “Note 10 – Share-based compensation”. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. See “Note 10 – Share-based compensation” to our interim condensed consolidated financial statements included in this Quarterly Report on Form 10-Q for more information.

Valuation of Derivative Liabilities and Equity-Linked Instruments

The Company’s accounting for convertible notes, embedded conversion features, and warrants requires the application of significant judgment, particularly in assessing the classification and measurement of these instruments under ASC 815, ASC 480, ASC 470, and other relevant guidance. In connection with the July 7, 2025 financing transaction and the October 28, 2025 issuance of the ELOC Commitment Note, the Company determined that the embedded conversion options within these instruments should be bifurcated and accounted for as derivative liabilities. These determinations required management to evaluate the economic characteristics of the conversion features, assess settlement alternatives, analyze the applicability of the scope exception under ASC 815-40, and determine whether the instruments qualify for equity classification.

The derivative liabilities associated with both the July 2025 senior secured convertible notes and the October 2025 ELOC Commitment Note are initially recorded at fair value and remeasured at each reporting date, with changes in fair value recognized in earnings. As a result, the Company’s reported results may experience significant non-cash volatility due to fluctuations in the market price of its common stock and changes in other valuation inputs.

The fair value of these derivative liabilities, as well as related equity-classified warrants, is estimated using option pricing models, including the Black-Scholes model or other appropriate valuation techniques. These models incorporate significant assumptions, including expected volatility of the Company’s common stock, risk-free interest rates, expected term, dividend yield, and the market price of the Company’s common shares. The ELOC Commitment Note includes a conversion feature with a variable discount tied to future trading prices, which increases valuation complexity and sensitivity to changes in stock price and volatility assumptions.

Because these inputs are inherently subjective and involve significant management judgment, actual results may differ materially from the estimates used. Changes in assumptions or market conditions, particularly volatility and stock price fluctuations, may have a material impact on the Company’s financial position and results of operations.

See “Note 9 – Warrants and other equity related instruments” and “Note 6 – Debt” to our interim condensed consolidated financial statements included in this Quarterly Report on Form 10-Q for additional information.

Convertible Notes

The Company’s accounting for its senior secured convertible notes requires the use of significant judgment in applying the guidance in ASC 470-20, ASC 815, and ASC 835. Upon issuance of the Notes on July 7, 2025, management was required to evaluate the economic characteristics and risks of the embedded conversion feature to determine whether it should be separately accounted for. Based on this evaluation, the conversion option did not qualify for equity classification and was bifurcated as a derivative liability measured at fair value. This assessment required consideration of settlement alternatives, the terms of the host debt instrument, and the applicability of scope exceptions under U.S. GAAP. The initial measurement of the Notes also required allocation of proceeds among the debt host contract, the derivative liability, the original issue discount, and issuance costs, each of which impacts the effective interest rate recognized over the life of the Notes. The derivative liability is remeasured at fair value at each reporting date, with changes recorded in earnings, which may produce significant period-to-period volatility. The valuation of the derivative liability incorporates assumptions such as expected volatility, risk-free interest rates, expected term, and market price of the Company’s common shares, all of which involve considerable estimation uncertainty. Changes in these assumptions or market conditions could materially impact the recorded amounts for the Notes, the derivative liability, interest expense, and the Company’s results of operations. See “Note 6 – Debt” to our interim condensed consolidated financial statements included in this Quarterly Report on Form 10-Q for more information.

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ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information under this Item.

ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our chief executive officer (our principal executive officer) and our chief financial officer (our principal financial officer), evaluated the effectiveness of our disclosure controls and procedures as of the three months ended December 31, 2025. Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of December 31, 2025, our disclosure controls and procedures were effective. Notwithstanding this conclusion, we have determined that the condensed consolidated financial statements included in this Form 10-K fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Changes in Internal Control Over Financial Reporting

There has not been any change in our internal controls over financial reporting identified in connection with the evaluation that occurred during the quarter ended December 31, 2025 that has materially affected, or is reasonably likely to materially affect, those controls.

PART II

ITEM 1.	LEGAL PROCEEDINGS

From time to time, we are subject to litigation and other proceedings that arise in the ordinary course of our business. Subject to the inherent uncertainties of litigation and although no assurances are possible, we believe after discussing with legal counsel that there are no pending lawsuits or claims that, individually or in the aggregate, will have a material adverse effect on our business, financial condition or our yearly results of operations.

ITEM 1A.	RISK FACTORS

There have been no material changes from the risk factors described under the heading “Risk Factors” in our Annual Report filed on December 5, 2025. While we believe there have been no material changes from the risk factors previously disclosed, you should carefully consider, in addition to the other information set forth in this report, the risk factors discussed in our Annual Report that could materially affect our business, financial condition or future results. The risks described in our Annual Report are not the only risks facing our Company. In addition to risks and uncertainties inherent in forward-looking statements contained in this Quarterly Report, additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

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ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.	OTHER INFORMATION

None.

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ITEM 6.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed herewith.

EXHIBIT INDEX

Exhibit	Exhibit Description	Form	File No.	Exhibit	Filing date
2.1	Agreement and Plan of Merger, dated February 28, 2019, by and among the Company, BBC Merger Sub, Inc. and Bona Vida, Inc.	8-K	333-161943	2.1	05/10/2019
2.2	First Amendment to Agreement and Plan of Merger, dated February 28, 2019, by and among the Company, BBC Merger Sub, Inc., and Bona Vida, Inc., dated May 3, 2019	8-K	333-161943	2.2	05/10/2019
2.3	Securities Exchange Agreement, dated February 2, 2019, by and among the Company, TruPet LLC and the members of TruPet LLC	8-K	333-161943	2.3	05/10/2019
2.4	First Amendment to Securities Exchange Agreement, dated February 2, 2019, by and among the Company, TruPet LLC and the members of TruPet LLC, dated May 6, 2019	8-K	333-161943	2.4	05/10/2019
2.5	Amended and Restated Stock Purchase Agreement, dated December 18, 2019, by and among the Company, Halo, Purely For Pets, Inc., Thriving Paws, LLC and HH-Halo LP	8-K	333-161943	2.1	12/26/2019
2.6	Agreement and Plan of Merger, dated July 28, 2022, by and among TruPet LLC and Halo, Purely for Pets, Inc.	10-Q	001-40477	2.6	08/11/2022
3.1	Certificate of Incorporation, dated January 1, 2019	10-Q	333-161943	3.1	04/15/2019
3.2	Certificate of Amendment to Certificate of Incorporation, dated February 1, 2019	10-Q	333-161943	3.2	04/15/2019
3.3	Certificate of Amendment to Certificate of Incorporation, dated March 13, 2019	8-K	333-161943	3.1	03/20/2019
3.4	Certificate of Amendment to Certificate of Incorporation, dated April 18, 2019	10-KT	333-161943	3.5	07/25/2019
3.5	Certificate of Amendment to Certificate of Incorporation, dated July 30, 2020	8-K	333-161943	99.1	07/30/2020
3.6	Certificate of Merger of Sport Endurance, Inc. with and into the Company	10-Q	333-161943	3.4	04/15/2019
3.7	Certificate of Amendment to Certificate of Incorporation, dated April 24, 2025	8-K	001-40477	3.6	04/30/2025
3.8	Certificate of Designation for Series A Special Voting Preferred Stock, filed April 24, 2025	8-K	001-40477	3.8	04/30/2025
3.9	Certificate of Designations of Rights and Preferences and Limitations of the Series A Convertible Preferred Stock, filed October 27, 2025.	8-K	001-40477	3.10	10/31/2025
3.10*	Certificate of Amendment to Certificate of Incorporation, dated November 11, 2025
3.11	Bylaws	10-Q	333-161943	3.50	04/15/2019
4.7†	Better Choice Company Inc. Amended and Restated 2019 Incentive Award Plan	10-K	333-161943	10.2	05/04/2020
4.8†	Form of 2019 Incentive Award Plan Stock Option Agreement	S-1	333-234349	10.7	10/28/2019
10.1†	Form of Indemnification Agreement by and among the Company and its officers and directors	S-1	333-234349	10.80	10/28/2019
10.2	Arrangement Agreement, dated September 3, 2024, between Better Choice Company Inc., and SRx Health Solutions, Inc., as amended December 6, 2024, January 24, 2025 and February 25, 2025	8-K	001-40477	10.10	09/09/2024
10.3	Common Share Purchase Agreement by and between the Company and the buyers named therein, dated July 7, 2025	8-K	001-40477	10.1	07/15/2025
10.4	Registration Rights Agreement by and between the Company and the buyers named therein, dated July 7, 2025	8-K	001-40477	10.2	07/15/2025
10.5	Securities Purchase Agreement, dated as of July 8, 2025, by and among the Company and the investors named therein	8-K	001-40477	10.3	07/15/2025
10.6	Security Agreement, dated as of July 8, 2025, by and between the Company, the Lead Investor and the other parties thereto	8-K	001-40477	10.6	07/15/2025

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10.7	Registration Rights Agreement (Convertible Note Financing), dated as of July 8, 2025, by and between the Company and the investors named therein	8-K	001-40477	10.7	07/15/2025
10.8	Kent Cunningham Executive Employment Agreement, dated July 14, 2025	8-K	001-40477	10.1	07/16/2025
10.9	Carolina Martinez Amendment to Executive Employment Agreement, dated July 14, 2025	8-K	001-40477	10.2	07/16/2025
10.10	Settlement, Share Forfeiture and Mutual Release Agreement, dated August 14, 2025	8-K	001-40477	10.1	08/14/2025
10.11	Securities Purchase Agreement dated October 27, 2025 by and among the Company and the investors named therein.	8-K	001-40477	10.1	10/31/2025
10.12	Registration Rights Agreement dated October 31, 2025 by and between the Company and the lead investor named therein.	8-K	001-40477	10.2	10/31/2025
10.13	Amendment dated October 28, 2025 to Common Stock Purchase Agreement dated July 7, 2025 by and between the Company and the investor named therein.	8-K	001-40477	10.3	10/31/2025
10.14	Share Exchange and Asset Transfer Agreement, dated December 16, 2025, by and among the Company and the other parties named therein.	8-K	001-40477	2.1	12/16/2025
19*	Insider Trading Policy
21.1	Subsidiaries of the Company	10-K	001-40477	21.1	03/28/2023
24.1 *	Power of Attorney (included on the signature page to this report)
31.1 *	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2 *	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1 *	Certifications of Principal Executive Officer and Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101 *	The following materials from the Company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2025 formatted in Inline Extensible Business Reporting Language (“iXBRL”): (i) the Consolidated Statements of Operations, (ii) the Consolidated Balance Sheets, (iii) the Consolidated Statements of Stockholders’ Equity, (iv) the Consolidated Statements of Cash Flows and (v) related notes, tagged as blocks of text and including detailed tags.
104 *	Cover page from the Company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2025, formatted in iXBRL (included as Exhibit 101).

†	Indicates a management contract or any compensatory plan, contract or arrangement.

*	Filed or furnished herewith.

#	Certain schedules and similar attachments to this agreement have been omitted in accordance with Item 601(b)(5) of Regulation S-K. The Company will furnish copies of any schedules or similar attachments to the SEC upon request.

***	Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

39

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SRx Health Solutions Inc.

Date: February 13, 2026	By:	/S/ KENT CUNNINGHAM
Kent Cunningham
Chief Executive Officer (Principal Executive Officer)

Date: February 13, 2026	By:	/S/ CAROLINA MARTINEZ
Carolina Martinez
Chief Financial Officer (Principal Financial and Accounting Officer)

40

Exhibit 19

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER PURSUANT TO RULE 13a-14(a) /

RULE 15d-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Kent Cunningham, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the three months ended December 31, 2025 of SRx Health Solutions Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 13, 2026

/s/ KENT CUNNINGHAM
Kent Cunningham
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER PURSUANT TO RULE 13a-14(a) /

RULE 15d-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Carolina Martinez, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the three months ended December 31, 2025 of SRx Health Solutions Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: February 13, 2026

/s/ CAROLINA MARTINEZ
Carolina Martinez
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATIONS OF CEO AND CFO PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with this Quarterly Report on Form 10-Q of SRx Health Solutions Inc. (the “Company”) for the three months ended December 31, 2025, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned hereby certifies, pursuant to 18 U.S.C. (section) 1350, as adopted pursuant to (section) 906 of the Sarbanes-Oxley Act of 2002, that to the best of his knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 13, 2026

/s/ KENT CUNNINGHAM
Kent Cunningham
Chief Executive Officer
(Principal Executive Officer)

/s/ CAROLINA MARTINEZ
Carolina Martinez
Chief Financial Officer
(Principal Financial Officer)